Exhibit 10.1

EXECUTION COPY

THIRD AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

dated as of March 17, 2010

among

RADNOR FUNDING CORP.,

as Seller,

AIRGAS, INC.,

as Servicer,

THE MEMBERS OF THE VARIOUS PURCHASER GROUPS

FROM TIME TO TIME PARTY HERETO

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Administrator

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Page

EXHIBIT I	Definitions
EXHIBIT II	Conditions of Purchases
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events

SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Blocked Account Banks and Lock-Box Accounts
SCHEDULE IIA	Removed Blocked Account Banks and Lock-Box Accounts
SCHEDULE III	Trade Names
SCHEDULE IV	Location of Records
SCHEDULE V	Perfection Representations, Warranties and Covenants
SCHEDULE VI	Commitments
SCHEDULE VII	Addresses
SCHEDULE VIII	Certain Existing Financing Statements

ANNEX A	Form of Information Package
ANNEX B	Form of Purchase Notice
ANNEX C	Form of Assumption Agreement
ANNEX D	Form of Transfer Supplement
ANNEX E	[Reserved]
ANNEX F	Form of Paydown Notice

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THIRD AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

This THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 17, 2010, among RADNOR FUNDING CORP., a Delaware corporation, as seller (the “Seller”), AIRGAS, INC., a Delaware corporation (“Airgas”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), VICTORY RECEIVABLES CORPORATION, a Delaware corporation (“Victory”), as a Conduit Purchaser, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMUNY”), as agent for Victory and as Administrator for each Purchaser Group (in such capacity, the “Administrator”), ATLANTIC ASSET SECURITIZATION LLC, a Delaware limited liability company (“Atlantic”), as a Conduit Purchaser, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK NEW YORK BRANCH (“Credit Agricole”), as agent for Atlantic, WORKING CAPITAL MANAGEMENT CO., LP (“Working Capital”), as a Conduit Purchaser, MIZUHO CORPORATE BANK, LTD. (“Mizuho”), as agent for Working Capital, and each of the other members of each Purchaser Group party hereto or that become parties hereto by executing an Assumption Agreement or a Transfer Supplement.

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in
Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

Certain of the parties hereto were originally parties to the Second Amended and Restated Receivables Purchase Agreement, dated as of March 21, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prior Agreement”). Pursuant to the Transfer Supplement, dated as of the date hereof (the “2010 Transfer Supplement”), Market Street Funding LLC and PNC Bank, National Association, Liberty Street Funding LLC (f/k/a Liberty Street Funding Corp.) and The Bank of Nova Scotia, as “Purchasers” under and as defined in the Prior Agreement, have assigned a portion of their respective interest under the Prior Agreement to Credit Agricole, Atlantic and Working Capital. After giving effect to the 2010 Transfer Supplement, (i) the Seller, the Servicer, the Administrator and the members of the Purchaser Group that includes BTMUNY wish to hereby amend and restate the Prior Agreement subject to the terms and conditions hereof, including the satisfaction of the conditions set forth in Exhibit II hereto, and (ii) the members of each of the Purchaser Group that includes Credit Agricole and the Purchaser Group that includes Mizuho hereby wish to enter into this Agreement.

The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of trade receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1. Purchase Facility.

(a) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, request that the Conduit Purchasers, or, only if a Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Administrator and its Purchaser Agent), ratably request that the Related Committed Purchasers in such Conduit Purchaser’s Purchaser Group, make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Subject to Section 1.4(b), concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a Purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make purchases under the Commitments (each a “Purchase”) before the Facility Termination Date, based on the applicable Purchaser Group’s Ratable Share of each purchase requested pursuant to Section 1.2(a) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) to the extent (i) its Investment would not (after giving effect to all Purchases on such date) thereby exceed its Commitment and (ii) the Aggregate Investment would not (after giving effect to all Purchases on such date) exceed the Purchase Limit.

(b) The Seller may upon 30 days’ written notice to the Administrator and each Purchaser Agent, reduce the unfunded portion of the Purchase Limit in whole or in part (but not below the amount which would cause the Investment of any Purchaser to exceed its Commitment (after giving effect to such reduction)); provided each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof and unless the Purchase Limit is terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000. Such reduction(s) shall be applied by the Seller ratably to reduce the Commitment of each Purchaser.

Section 1.2. Making Purchases.

(a) Each Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 11:00 a.m., New York City time) at least three Business Days before the requested Purchase Date, which notice shall specify: (A) the amount of the Purchases (which shall not be less than $500,000 and in increments of $100,000 in excess thereof, with respect to each Purchaser Group), (B) the date of such Purchase (which shall be a Business Day), and (C) a pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Investment. If the Purchase is requested from a Conduit Purchaser and such Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the account of the Seller described in Section 1.2(b), below (the “Disbursement Account”), an amount equal to such Conduit Purchaser’s Purchaser Group’s Ratable Share of a Purchase on the requested Purchase Date. If the Purchase is requested from

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the Related Committed Purchasers for a Purchaser Group (in the case where the related Conduit Purchaser determined not to or was unable to make such Purchase), subject to the terms and conditions hereof, such Related Committed Purchasers for a Purchaser Group shall use its reasonable best efforts to transfer the applicable Purchaser Group’s Ratable Share of a Purchase (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) into the Disbursement Account by no later than 4:00 p.m. (New York time) on the Purchase Date.

(b) On the date of each Purchase, each Purchaser (or the related Purchaser Agent on its behalf), shall make available to the Seller in same day funds, at the account from time to time specified in writing by the Seller to each Purchaser and Purchaser Agent, an amount equal to the proceeds of such Purchase.

(c) Effective on the date of each Purchase pursuant to this Section 1.2 and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, according to each such Purchaser’s Investment) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator, for the benefit of the Purchasers, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Blocked Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Blocked Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreement and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Seller hereby authorizes the Administrator to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.

(e) The Seller may, with the written consent of the Administrator and each Purchaser, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Purchaser may only be increased with the consent of such Purchaser. Each new Purchaser (or Purchaser Group) and each Purchaser increasing its Commitment shall become a party hereto or increase its Commitment by executing and delivering to the Administrator and the Seller an Assumption Agreement in the form of Annex C hereto (which Assumption Agreement shall, in

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the case of any new Purchaser or Purchasers be executed by each Person in such new Purchaser’s Purchaser Group).

(f) Each Related Committed Purchaser’s obligation hereunder shall be several, such that the failure of any Related Committed Purchaser to make a payment in connection with any Purchase hereunder shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a Purchase as required hereunder, upon receipt of notice of such failure from the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group shall Purchase the defaulting Related Committed Purchaser’s Commitment Percentage of its Purchaser Group’s Ratable Share of a Purchase, pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser); it being understood that a defaulting Related Committed Purchaser’s Commitment Percentage of its Purchaser Group’s Ratable Share of any Purchase shall be first put ratably to the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed Purchasers are also defaulting Related Committed Purchasers, then such defaulting Related Committed Purchaser’s Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase shall be put to each other Purchaser Group ratably and applied in accordance with this paragraph (f). Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this paragraph (f) for an amount which would cause the aggregate Investment of such Related Committed Purchaser (after giving effect to such Purchase) to exceed its Commitment.

(g) Notwithstanding anything herein to the contrary, the parties hereto hereby agree that the Seller may make a one-time non-pro rata Purchase from Victory on the date hereof in connection with the closing of this Agreement and the 2010 Transfer Supplement in the amount of $9,100,000.

Section 1.3. Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial Purchase hereunder. Thereafter, until the Facility Termination Date, such Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived by the Administrator and the Majority Purchasers) be deemed to be 100%. The Purchased Interest shall become zero when the Aggregate Investment thereof and Aggregate Discount thereon shall have been paid in full, all the amounts owed by the Seller and the Servicer hereunder to each Purchaser, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.4. Settlement Procedures.

(a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all

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information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i) set aside and hold in trust (and shall, at the request of the Administrator (with the consent or at the direction of a Simple Majority of the Purchasers), segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect) for the benefit of each Purchaser Group, out of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Investment and not previously set aside, second, an amount equal to the fees set forth in each Purchaser Group Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Servicing Fee accrued through such day and not previously set aside,

(ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of each Purchaser Group, the remainder of such Collections. Such remainder shall, to the extent representing a return on the Aggregate Investment, ratably, according to each Purchaser’s Investment, be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not reinvest, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrator (with the consent or at the direction of the Majority Purchasers), segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%; provided, further, that in the case of any Purchaser that has provided notice (an “Exiting Notice”) to its Purchaser Agent of its refusal, pursuant to Section 1.10, to extend its Commitment hereunder (an “Exiting Purchaser”), then such Collections shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii) below,

(iii) if such day is a Termination Day (or any day following the provision of an Exiting Notice), set aside, segregate and hold in trust (and shall, at the request of the Administrator (with the consent or at the direction of a Simple Majority of the Purchasers), segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of the Collections (or in the case of an Exiting Purchaser, an amount equal to such Purchaser’s ratable share of such Collections based on its Investment; provided, that solely for the purpose of determining such Purchaser’s ratable share of such Collections, such Purchaser’s Investment shall be deemed to remain constant from the date of the provision of an Exiting Notice until the date such Purchaser’s Investment has been paid in full; it being understood that if such

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day is also a Termination Day, such Exiting Purchaser’s Investment shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Investment (as recalculated); provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” (or any day following the provision of an Exiting Notice) and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Administrator and a Simple Majority of the Purchasers (or in the case of an Exiting Notice, such Exiting Notice has been revoked by the related Exiting Purchaser, and written notice thereof has been provided to the Administrator, the related Purchaser Agent and the Servicer), such previously set-aside amounts shall, to the extent representing a return on Aggregate Investment (or the Investment of the Exiting Purchaser) and ratably in accordance with each Purchaser’s Investment, be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions or revocation of Exiting Notice, and

(iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (y) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (z) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables.

(v) Amounts set aside or distributed pursuant to this Section 1.4(b) shall be based on the Servicer’s best estimates; provided, however, that the Servicer shall be fully responsible and liable for any inaccuracies in such estimating and shall immediately correct any such inaccuracies upon discovery thereof.

(c) The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), below, deposit into each applicable Purchaser’s account (or such other account designated by such applicable Purchaser or its Purchaser Agent), on each Settlement Date, Collections held for each such Purchaser with respect to such Purchaser’s Portion(s) of Investment pursuant to clause (b)(i) or (f) plus the amount of Collections then held for such Purchaser pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if Airgas or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Airgas (or such Affiliate) that such right is revoked, Airgas (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the Servicing Fee (less the Seller’s Share thereof). On or before the last day of each Yield Period with respect to any Portion of Investment, the applicable Purchaser Agent will notify the Servicer by facsimile of the amount of the Discount accrued with respect to each such Portion of Investment during the related Yield Period then ending.

(d) The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c), as follows:

(i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%,

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first, to each Purchaser Agent (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group), ratably according to the Discount accrued and unpaid for each Purchaser, in payment in full of all accrued Discount and fees (other than Servicing Fees) with respect to each Portion of Investment maintained by such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within such Purchaser Agent’s Purchaser Group ratably according to Discount on the Investment, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of the accrued Servicing Fees so set aside, and

(ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%,

first, if Airgas or an Affiliate thereof is not the Servicer, to the Servicer’s own account in payment in full of all accrued Servicing Fees owing to such Servicer,

second, to each Purchaser Agent (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group), ratably according to the accrued and unpaid Discount for each Purchaser, all accrued Discount and fees (other than Servicing Fees) with respect to each Investment funded or maintained by Purchasers within such Purchaser Agent’s Purchaser Group, third, to each Purchaser Agent (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group), ratably according to the aggregate of the Investment of each Purchaser, in payment in full of each Purchaser’s Investment (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%); it being understood that each Purchaser Agent shall distribute the amounts described in the second and third clauses of this Section 1.4(d)(ii) to the Purchasers within its Purchaser Group ratably according to accrued and unpaid Discount on the Investment and the Investment, respectively, of each such Purchaser, fourth, [reserved],

fifth, [reserved],

sixth, to each Purchaser Agent (for the benefit of the Purchasers within such Purchaser Agent’s Purchaser Group), the Administrator and any other Indemnified Party or Affected Person within such Purchaser Agent’s

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Purchaser Group, ratably in accordance with the amounts due thereto, and any other amounts owed thereto by the Seller or Servicer hereunder, and seventh, to the Servicer’s own account (if the Servicer is Airgas or an Affiliate thereof) in payment in full of all accrued Servicing Fees.

With respect to both clauses (i) and (ii) above, after the Aggregate Investment, Aggregate Discount, fees payable pursuant to each Purchaser Group Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.4:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, rebate, cancellation, allowance, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii) if on any day any of the representations or warranties in Sections 1(g), (n), (q) or (v) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) except as provided in clauses (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Event of Bankruptcy) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of Aggregate Investment (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Investment), the Seller may do so as follows:

(i) except as provided below, the Seller shall give the Administrator, each Purchaser Agent and the Servicer (A) at least two Business Days’ prior written notice

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thereof for any reduction of Aggregate Investment less than or equal to $30,000,000 in the form of Annex F and (B) at least five Business Days’ prior written notice thereof for any reduction of Aggregate Investment greater than $30,000,000 (in each case such notice shall include the amount of such proposed reduction and the proposed date on which such reduction will commence);

(ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii) the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Investment, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the next Settlement Date with respect to any Investment maintained by such Purchaser, and, the Aggregate Investment (together with the Investment of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;

provided, that:

(A) the amount of any such reduction shall not be less than $100,000 for each Purchaser Group and shall be an integral multiple of $100,000, and the entire Aggregate Investment after giving effect to such reduction shall not be less than $50,000,000 and shall be in an integral of $1,000,000 in excess thereof;

(B) (w) if a Termination Event or Unmatured Termination Event exists and is continuing (or would exist and be continuing after giving effect thereto), the amount of any such reduction shall be applied to reduce the Investment of each Purchaser (ratably according to its Investment), (y) the amount of any such reduction shall not be less than $1,000,000 for each Purchaser Group and shall be an integral multiple of $500,000 for each Purchaser Group and (z) after giving effect to any such reduction, the entire Aggregate Investment shall not be less than $50,000,000 and shall be in an integral multiple of $1,000,000;

(C) with respect to any Portion of Investment, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period; and

(D) with respect to any Portion of Investment funded by Victory’s Purchaser Group such reduction shall occur either (i) upon 20 days prior written to the Victory Agent or (ii) on the maturity date of Victory’s Notes or other financing source funding such Portion of Investment.

Section 1.5. Fees. The Seller shall pay to each Purchaser Agent for the benefit of the related Purchasers certain fees in the amounts and on the dates set forth in fee letters for each of the Purchaser Groups (each such letter, as amended, supplemented, or otherwise modified from time to time, a “Purchaser Group Fee Letter”), in each case among, inter alia, the Seller, the Servicer and the related Purchasers and the related Purchaser Agent, if applicable.

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Section 1.6. Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the applicable Purchaser’s account (as such account is identified in the related Purchaser Group Fee Letter). All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the applicable Base Rate with respect to each related Purchaser, payable on demand.

(c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the applicable Base Rate with respect to each related Purchaser) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7. Increased Costs.

(a) If the Administrator, any Purchaser Agent, Purchaser, Liquidity Provider, any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with: (i) any law, rule or regulation (including any law, rule or regulation regarding capital adequacy) or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority or any change in GAAP or the application thereof (in any case, whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make Purchases of (or otherwise to maintain the investment in) Pool Receivables related to this Agreement or any related liquidity facility, credit enhancement facility or other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error. For avoidance of doubt, any interpretation of Statement of Financial Accounting Standards Nos. 166 and 167 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to Sections 1.7(a) and 1.7(b).

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(b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law, rule or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority or any change in the application of GAAP (in any case, whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest or any portion thereof in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c) If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

(d) Each Affected Person will notify Seller and the applicable Purchaser Agent promptly after it has knowledge of any event which will entitle such Affected Person to such additional amounts as compensation pursuant to this Section 1.7. Such additional amounts shall accrue from the date as to which such Affected Person becomes subject to such additional costs as a result of such event (or if such notice of such event is not given to Seller by such Affected Person within 90 days after such Affected Person received knowledge of such event, from the date which is 90 days prior to the date on which such Affected Person has actual knowledge of such event.

Section 1.8. Requirements of Law. If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

(i) does or shall subject such Affected Person (or its applicable lending office) to any tax of any kind whatsoever with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Purchased Interests, the payments of amounts due hereunder, any increase in the Purchased Interest or any portion thereof or in the amount of such Person’s Investment relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable in respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Purchased Interest or its obligation to advance funds under a Liquidity Agreement or a Program Support Agreement or the credit or liquidity support furnished by a Liquidity Provider or a Program Support Provider (excluding taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or is otherwise paying taxes or a political subdivision thereof),

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(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets of or held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or any applicable Base Rate hereunder, or

(iii) does or shall impose on such Affected Person any other condition or expense,

and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator, as a Program Administrator, as a Purchaser Agent, as a Liquidity Provider or as a Program Support Provider, as the case may be, or of agreeing to purchase or purchasing or maintaining the ownership of or a commitment to purchase or fund against the Purchased Interest or otherwise acquire or hold an interest in or with regard to the Purchased Interest (or interests therein) or any Portion of Investment, or (B) to reduce any amount receivable hereunder or any other Transaction Document (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller and the Administrator certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

Section 1.9. Inability to Determine Euro-Rate.

(a) If the Administrator (or any Purchaser Agent) determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar or LIBOR market generally, deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, or adequate means do not exist for ascertaining the Euro-Rate for such Yield Period, then the Administrator shall give notice thereof to the Seller. Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Investment shall be funded at the Yield Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Investment then funded at the Yield Rate determined by reference to the Euro-Rate shall, on the last day of the then current Yield Period, be converted to the Yield Rate determined by reference to the applicable Base Rate with respect to each related Purchaser.

(b) If, on or before the first day of any Yield Period, the Administrator shall have been notified by any Affected Person that, such Affected Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any

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guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Investment at the Yield Rate and based upon the Euro-Rate or such Affected Person is unable to obtain matching deposits in the London interbank market to fund its Purchase or maintenance of any Portion of Investment or that the Euro-Rate applicable for such Portion of Investment will not adequately reflect the cost to such Person of funding or maintaining such Portion of Investment, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Investment shall be funded at the Yield Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Investment then funded at the Yield Rate determined by reference to the Euro-Rate shall be converted to the Yield Rate determined by reference to the applicable Base Rate with respect to each related Purchaser either (i) on the last day of the then current Yield Period if such Person may lawfully continue to maintain such Portion of Investment at the Yield Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Investment at the Yield Rate determined by reference to the Euro-Rate to such day.

Section 1.10. Extension of Termination Date. The Seller may advise the Administrator and each Purchaser Agent in writing of its desire to extend the Facility Termination Date for an additional 364 days, provided such request is made not more than 90 days prior to, and not less than 60 days prior to, the then current Facility Termination Date. In the event that the Purchasers are all agreeable to such extension by providing the Administrator written notice of such agreement, the Administrator shall so notify the Seller in writing (it being understood that the Purchaser Agents may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 30 days prior to the then current Facility Termination Date and the Seller, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Administrator and the Purchaser Agents in connection therewith (including reasonable Attorneys’ Costs) shall be paid by the Seller. In the event the Purchasers decline the request for such extension, the Administrator shall so notify the Seller of such determination; provided, however, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the Purchasers shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension.

Section 1.11. Funding Losses. If any Affected Party incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), other than any loss covered by the payment of any Termination Fee, as a result of (a) any settlement (including any full or partial repayment of principal) with respect to Purchaser’s Purchased Interest of any Portion of Investment, howsoever funded, being made on any day other than the scheduled last day of an applicable Yield Period with respect thereto, (b) any Purchase not being made in accordance with a request therefore under Section 1.2, or (c) any reduction in Purchaser’s Aggregate Investment other than in accordance with Section 1.4(f), then, upon written notice from Administrator to Seller and Servicer, Seller shall promptly pay to Administrator for the account of the Affected Parties the

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amount of such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Seller. If an Affected Party incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party) and is not entitled to reimbursement for such loss or expense in the manner set forth above, such Affected Party shall individually bear such loss or expense without recourse to or payment from any other Affected Party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1. Representations and Warranties; Covenants. Each of the Seller, Airgas and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV and Schedule V.

Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of a Simple Majority of the Purchasers) or shall (at the direction of a Simple Majority of the Purchasers), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under any applicable UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

Section 3.1. Indemnities by the Seller. Without limiting any other rights that the Administrator, any Purchaser Agent, Purchaser, Liquidity Provider, any Program Administrator or any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, taxes, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from or related to the Transaction Documents or any of the transactions contemplated thereby (whether directly or indirectly), the use of proceeds of Purchases or reinvestments, the ownership or maintenance of the Purchased Interest or the funding thereof, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its employees, officers,

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directors, agents or counsel, (b) recourse with respect to any Receivable to the extent that such Receivable is uncollectible on account of the insolvency, bankruptcy or lack of credit worthiness of the related Obligor, or (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or is otherwise paying such taxes or any political subdivision thereof (and to the extent any Indemnified Party is entitled to an indemnification pursuant to this Section 3.1 for any income taxes, such Indemnified Party shall use commercially reasonable means, in its judgement, to contest such tax if appropriate to do so) . Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by the Seller or Servicer with respect to Receivables or this Agreement to be true and correct,

(ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

(iv) the failure to vest in the Administrator (for the benefit of the Purchasers) a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or reinvestment or at any subsequent time,

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the

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goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable,

(vii) any failure of the Seller, any Affiliate of the Seller or the Servicer to perform its duties or obligations in accordance with the provisions of the Transaction Documents or under the Contracts,

(viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

(ix) the commingling of Collections at any time with other funds of the Seller, the Servicer or any Affiliate thereof,

(x) the use of proceeds of Purchases or reinvestments, or

(xi) any reduction in the Aggregate Investment as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

Section 3.2. Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of, relating to or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract and the servicing thereof, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party, (f) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or reinvestment or at any subsequent time, that are necessary to perfect on a first priority basis the security interest of the Administrator therein or (g) any commingling by the Servicer of Collections at any time with other funds.

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ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator or the Seller gives notice to Airgas (in accordance with this Section 4.1) of the designation of a new Servicer, Airgas is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Seller may at any time (with the consent of the Administrator) or, upon the occurrence of a Termination Event, the Administrator may (with the consent of the Simple Majority of the Purchasers) or shall (at the direction of the Simple Majority of the Purchasers) designate as Servicer any Person (including itself) to succeed Airgas or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a), Airgas agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Airgas shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) Airgas acknowledges that, in making their decision to execute and deliver this Agreement, each of the Administrator and each member of each Purchaser Group has relied on Airgas’s agreement to act as Servicer hereunder. Accordingly, Airgas agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each member of each Purchaser Group shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or an Affiliate thereof, the Administrator and the Majority Purchasers shall have consented in writing in advance to such delegation.

Section 4.2. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance

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with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside and hold in custody, for the account of each Purchaser Group, the amount of the Collections to which each such Purchaser Group is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond 30 days) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Administrator or any Purchaser Group under this Agreement and (ii) if a Termination Event has occurred and Airgas or an Affiliate thereof is serving as the Servicer, Airgas or such Affiliate may make such extension or adjustment only upon the prior approval of the Administrator (with the consent of the Majority Purchasers). The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (for the benefit of each Purchaser Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrator (with the consent or at the direction of the Majority Purchasers) may direct the Servicer (whether the Servicer is Airgas or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred or (B) the Administrator believes in good faith that failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect Receivables constituting a material portion of the Pool Receivables.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Airgas or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Airgas or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the later of: (i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to the Purchaser Agents, each Purchaser, the Administrator and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

After such termination, if Airgas or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3. Blocked Account Arrangements. Upon the occurrence of a Termination Event, the Administrator may (with the consent of a Simple Majority of the Purchasers) or shall (upon the written direction of a Simple Majority of the Purchasers) at any time thereafter give

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notice to each Blocked Account Bank that the Administrator is exercising its rights under the Blocked Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Blocked Accounts transferred to the Administrator (for the benefit of the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Blocked Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Blocked Account, and (c) to take any or all other actions permitted under the applicable Blocked Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and each of the Seller and the Servicer hereby further agrees to take any other action that the Administrator or any Purchaser Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Blocked Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Purchaser Groups, any Indemnified Party or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).

Section 4.4. Enforcement Rights.

(a) At any time following the occurrence of a Termination Event:

(i) the Administrator may (with the consent or at the direction of the Majority Purchasers) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,

(ii) the Administrator may (with the consent or at the direction of the Majority Purchasers) instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of such Purchaser Groups), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and

(iii) the Administrator may (with the consent or at the direction of the Majority Purchasers) request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks

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and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

(b) The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, except that such attorney-in-fact shall be liable to the Seller for gross negligence or willful misconduct.

Section 4.5. Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents, the Purchasers or any other Affected Person of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator, the Purchaser Agents, any of the Purchasers or any other Affected Person shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer, Airgas or the Originators thereunder.

(b) Airgas hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Airgas shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Airgas conducted such data-processing functions while it acted as the Servicer.

Section 4.6. Servicing Fee.

(a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to (i) prior to the occurrence of a Termination Event, 0.50% per annum of the daily average aggregate Outstanding Balance of the Pool Receivables, and (ii) following the occurrence of a Termination Event, 1.00% per annum of the daily average aggregate Outstanding Balance of the Pool Receivables. Such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid by the Seller.

(b) If the Servicer ceases to be Airgas or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount

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specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V

THE AGENTS

Section 5.1. Appointment and Authorization.

(a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints BTMUNY as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent. In addition, pursuant to a program administration agreement or similar agreement, each Conduit Purchaser has appointed and authorized its related Program Administrator (or its respective designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are granted to such Conduit Purchaser by the terms hereof, together with such powers as are reasonably incidental thereto.

(c) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect

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any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns, provided that the Administrator shall be liable for its gross negligence and willful misconduct. In performing its functions and duties hereunder, each Purchaser Agent and Program Administrator shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns, provided that each Purchaser Agent shall be liable for its gross negligence and willful misconduct.

Section 5.2. Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3. Exculpatory Provisions. None of the Purchaser Agents, the Program Administrators, the Administrator or any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchasers (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, Originator or any of their Affiliates.

Section 5.4. Reliance by Agents.

(a) Each Purchaser Agent and Program Administrator and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers (or in the case of any Purchaser Agent, the Purchasers

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within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchasers or all the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c) The Purchasers within each Purchaser Group with a majority of the aggregate Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5. [Intentionally Omitted].

Section 5.6. Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Administrator has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or Unmatured Termination Event as may be directed by the Majority Purchasers or Simple Majority of Purchasers, as set forth herein, unless such action otherwise requires the consent of all Purchasers, but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and Purchaser Agents.

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Section 5.7. Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Program Administrators, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, any Program Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Airgas, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator, such Program Administrator or such Purchaser Agent, as applicable. Each Purchaser agrees that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Airgas, Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for notices and other items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Airgas, Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.8. Administrators and Affiliates. Each of the Purchasers, the Program Administrators, the Purchaser Agents, the Administrator, the other Affected Persons and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, Airgas, Servicer or any Originator or any of their Affiliates, and BTMUNY, Credit Agricole and Mizuho may exercise or refrain from exercising its rights and powers as if it were not the Administrator, a Program Administrator, or a Purchaser Agent, as applicable. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.9. Indemnification. Each member of each Purchaser Group shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, Airgas or Servicer and without limiting the obligation of the Seller, Airgas or Servicer to do so), ratably in accordance with its Commitment from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person directly as a result of, or arising out of, any of the transactions described in the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person);

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provided, that in the case of each Conduit Purchaser, such indemnity shall be provided solely to the extent of amounts received by such Purchaser under this Agreement which exceed the amounts required to repay such Purchaser’s outstanding Notes and other rated obligations.

Section 5.10. Successor Administrator. The Administrator, without limitation, may, upon at least five (5) days’ notice to the Seller and each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until a successor agent is appointed by the Majority Purchasers and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator and each of the Majority Purchasers, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, if required by any Conduit Purchaser, no such material amendment shall be effective until both Moody’s and Standard & Poor’s (and if applicable, Fitch) have notified the related Purchaser Agent in writing that such action will not result in a reduction or withdrawal of the rating of any Notes; provided, further that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrator, any Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Investment of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser”, “Simple Majority” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Concentration Percentage,” “Concentration Reserve,” “Concentration Reserve Percentage,” “Eligible Receivable,” “Loss Reserve,” “Loss Reserve Percentage,” “Net Receivables Pool Balance,” “Purchased Interest,” “Dilution Reserve,” “Dilution Reserve Percentage,” “Termination Event,” “Total Reserve,” “Yield and Servicing Fee Reserve,” or “Yield and Servicing Fee Reserve Percentage”, (H) amend any rights given directly to a Purchaser or as Purchaser Agent, including, without limitation, paragraphs 1(h) and 2(f) of Exhibit IV, (I) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, or (I) otherwise materially and adversely affect the rights of such

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Purchaser hereunder or under the other Transaction Documents. No failure on the part of the Purchasers or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and be sent or delivered to each party hereto at its address set forth under its name on Schedule VII hereof (or in any Assumption Agreement pursuant to which it became a party hereto) or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received. The Administrator shall promptly provide each Purchaser a copy of any notice or other written information that the Administrator believes to be material to such Purchaser.

Section 6.3. Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided herein, none of the Seller, Servicer or Airgas may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior written consent of the Administrator, the Purchaser Agents and the Purchasers.

(b) Participations. Any Purchaser may, without the consent of any party hereto, sell, transfer or grant to one or more Persons (each a “Participant”) participating interests in all or a portion of the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.

(c) Assignments by Certain Related Committed Purchasers. Subject to the prior written consent of Airgas, which shall not be unreasonably withheld, any Related Committed Purchaser may assign to one or more Persons (each a “Purchasing Related Committed Purchaser”), reasonably acceptable to the related Purchaser Agent in its sole discretion, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, and such related Purchaser Agent. Any such assignment by Related Committed Purchaser of its Commitment cannot be for an amount less than $10,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase

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price, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment.

(d) Replaceable Related Committed Purchaser. If any Related Committed Purchaser (a “Replaceable Related Committed Purchaser”) shall (i) petition the Seller for any amounts under Sections 1.7 or 1.8 or (ii) cease to have the short-term debt rating, if any, required by the related Purchaser’s securitization program, the related Purchaser Agent may designate a replacement financial institution (a “Replacement Related Committed Purchaser”), to which such Replaceable Related Committed Purchaser shall, subject to its receipt of an amount equal to the aggregate outstanding principal balance of its Investment and accrued and unpaid Discount thereon (and, if applicable, its receipt (unless a later date for the remittance thereof shall be agreed upon by the Seller and such Replaceable Related Committed Purchaser) of all amounts claimed under Sections 1.7 and/or 1.8) promptly assign all of its rights, obligations and Commitment hereunder, together with all of its right, title and interest in, to and under the Purchased Interest allocable to it, to the Replacement Related Committed Purchaser in accordance with Section 6.3(c), above. Once such assignment becomes effective, the Replacement Related Committed Purchaser shall be deemed to be a “Related Committed Purchaser” for all purposes hereof and such Replaceable Related Committed Purchaser shall cease to be “Related Committed Purchaser” for all purposes hereof and shall have no further rights or obligations hereunder.

(e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its rights, title or interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program, Liquidity Provider or Program Support Provider or Related Committed Purchaser and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder, in each case, without consent of any party hereto; provided, however, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (also, a “Transfer Supplement”), duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased

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Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f) Opinions of Counsel. If necessary or required to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.

Section 6.4. Costs, Expenses and Taxes.

(a) By way of clarification, and not of limitation of Section 1.7, and in addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including rating agency expenses and periodic internal audits by the Administrator of Pool Receivables performed not more frequently then annually unless a Termination Event has occurred and all out-of-pocket costs and expenses for each member of the Purchaser Groups and their Affiliates in connection with their initial due diligence performed prior to the date hereof) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including: (i) Attorney Costs for the Administrator, each Purchaser Group and their respective Affiliates and agents with respect thereto and with respect to advising the Administrator, each Purchaser Group and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrator, each Purchaser Group and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

(b) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, excluding liabilities attributable to delays and omissions of the Indemnified Parties.

Section 6.5. No Proceedings; Limitation on Payments.

(a) Each of the Seller, Airgas, the Servicer, the Administrator, the Purchaser Agents, the Purchasers, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to Purchase the Purchased Interest or interests therein, hereby

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covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full.

(b) Notwithstanding anything to the contrary contained in this Agreement, the obligations of any Conduit Purchaser under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Purchaser and shall be payable solely to the extent of funds received from the Seller in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay its matured and maturing Notes.

(c) Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, no Purchaser, Purchaser Agent or the Administrator shall, and no such Person shall be obligated (whether on behalf of any Purchaser or otherwise) to pay any amount to the Seller as a reinvestment in the undivided percentage ownership interests with regard to the Purchased Interest, except to the extent of Collections on Receivables available for distribution to the Seller in accordance with this Agreement. In addition, notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the obligations of any Purchaser or any of its successors or assigns (including any Liquidity Provider or Program Support Provider) that is a commercial paper conduit or similar vehicle under this Agreement and all other Transaction Documents shall be payable by such Purchaser or successor or assign solely to the extent of funds received from the Seller in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay such Person’s matured and maturing Notes or other senior indebtedness. Any amount which the Administrator or any Purchaser is not obligated to pay pursuant to the two preceding sentences shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against, or corporate obligation of, the Administrator or such Purchaser, as applicable, for any such insufficiency unless and until such amount becomes available for distribution to the Seller pursuant to the terms hereof.

Section 6.6. GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE

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NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.8. Survival of Termination. The provisions of Sections 1.7, 1.8, 3.1, 3.2, 6.4, 6.5, 6.6, 6.9, 6.14, 6.15 and 6.18 shall survive any termination of this Agreement.

Section 6.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.10. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

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Section 6.11. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.12. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.13. Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.14. Purchaser Groups’ Liabilities. The obligations of the Administrator, each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate or limited liability company obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent, Global Securitization Services, LLC, any Program Administrator or any Purchaser, no claim may be made by the Seller, the Servicer, Airgas or any other Person against the Administrator, any Purchaser Agent, or any Purchaser or their respective Affiliates, directors, members, managers, officers, employees, attorneys or agents, including Global Securitization Services, LLC or any Program Administrator, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of the Seller, Servicer and Airgas hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The parties agree that no Program Administrator shall have any obligation, in its capacity as Program Administrator for its related Conduit Purchaser or otherwise to take any actions under the Transaction Documents if such Person acting as a Program Administrator is relieved of its obligations as Program Administrator.

Section 6.15. Confidential Information.

(a) Each party hereto acknowledges that BTMUNY, Credit Agricole and Mizuho regard the structure of the transactions contemplated by this Agreement to be proprietary, and each such party severally agrees that:

(A) it will not disclose without the prior consent of each Purchaser Agent (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential nature of the Information (as defined below) and of the terms of this Section 6.15) (1) any information regarding the pricing in, or copies of, this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, (2)

31

any information regarding the organization, business or operations of Atlantic, Working Capital or Victory generally or the services performed by its Purchaser Agent, the Administrator or its Program Administrator, or (3) any information which is furnished by any Purchaser Agent to such party and which is designated by such Purchaser Agent to such party in writing as confidential or not otherwise available to the general public (the information referred to in clauses (1), (2) and (3) is collectively referred to as the “Program Information”), provided, however, that such party may disclose any such Program Information (v) if such party is in a Purchaser Group and such Program Information relates to members of such Purchaser Group, to any other Person consented to by the Purchaser Agent for such Purchaser Group, (w) to any other party to this Agreement (and any independent attorneys, consultants and auditors of any such party) for the purposes contemplated hereby, (x) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (y) in order to comply with any law, rule or regulation applicable to such party, or (z) subject to Section 6.15(c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information or such party elects to use such information in a lawsuit instituted thereby against another party hereto; and

(B) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto.

(b) This Section 6.15 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than any Purchaser Agent or were known to such party on a nonconfidential basis prior to its disclosure by such Purchaser Agent.

(c) In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclosure any of the Program Information, such party will:

(A) provide each Purchaser Agent with prompt written notice so that such Purchaser Agent may seek a protective order or other appropriate remedy and/or if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion; and

(B) unless each Purchaser Agent waives compliance by such party with the provisions of this Section 6.15, make a timely objection to the request or confirmation to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this Section 6.15.

In the event that such protective order or other remedy is not obtained, or each Purchaser Agent waives compliance with the provisions of this Section 6.15, such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally

32

required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.

Section 6.16. Consent.

(a) Each of the parties hereto hereby (A) consents to (i) the Assignment Agreement, (ii) the Acknowledgment and Consent to Assignment of Lockbox Agreement, dated as of the date hereof, by and among Airgas-West, Inc., the Seller, PNC Bank, National Association, the Administrator and Bank of Hawaii, (iii) the Assignment and Assumption of Deposit Account Control Agreement (With Future Notification), dated as of the date hereof, by and among PNC Bank, National Association, the Administrator and Wachovia Bank, National Association, and (iv) the Amendment No. 5 to Blocked Account Agreement, dated as of the date hereof, by and among PNC Bank, National Association, the Administrator, the Seller and the Servicer, and (B) expressly waives any notice requirements set forth in the Prior Agreement or any other Transaction Document as a prerequisite or condition precedent to such amendment or assignment, as applicable.

(b) Each of the parties hereto hereby (A) consents to (i) the closing or retitling of any or all of the accounts set forth on Schedule IIA hereof (collectively, the “Removed Accounts” and individually a “Removed Account”) (such accounts being “Blocked Accounts” under, and as defined in, the Prior Agreement), (ii) the termination of any Blocked Account Agreement relating to any Removed Account, (iii) the termination of any bank serving in the capacity of a Blocked Account Bank related to any Removed Account and (iv) the notification of any Obligor to cease remitting payments with respect to any Contract to any Removed Account (or related post office box) and to redirect such payments to any Lock-Box Account (or related post office box), in each case, on or after the date hereof (clauses (i) through (iv) above, collectively, the “Actions”), and (B) expressly waives any notice requirements set forth in the Prior Agreement or any Transaction Document as a prerequisite or condition precedent to any Action.

Section 6.17. Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein (including Section 6.3), (i) each Purchaser may at any time pledge or grant a security interest in all or any portion of its interest in, to and under its undivided percentage ownership interest with regard to the Purchased Interest or under this Agreement to secure its obligations to a Federal Reserve Bank or other federal Governmental Authority or vehicle sponsored by a federal Governmental Authority, or (ii) in the event that any Conduit Purchaser assigns any interest in, to and under its undivided percentage ownership interest with regard to the Purchased Interest to any Program Support Provider pursuant to a Program Support Agreement, such Program Support Provider may at any time pledge or grant a security interest in all or any portion of its interest in, to and under such undivided percentage ownership interest with regard to the Purchased Interest or under this Agreement to secure the obligations of such Person to a Federal Reserve Bank or other federal Governmental Authority or vehicle sponsored by a federal Governmental Authority, in each case without notice to or the consent of the Seller, the Servicer or any other Person.

Section 6.18. No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of any Purchaser contained in this Agreement shall be had against any stockholder, employee, officer, director, incorporator or organizer of such Purchaser; provided,

33

however, that nothing in this Section 6.18 shall relieve any of the foregoing Persons from any liability which such Person may otherwise have for his/her or its gross negligence or willful misconduct.

Section 6.19. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.20. Amendment and Restatement. This Agreement amends and restates in its entirety, as of the date hereof, the Prior Agreement. Upon the effectiveness of this Agreement, the terms and provisions of the Prior Agreement shall be superseded hereby in their entirety. Upon the effectiveness of this Agreement, each reference to the Prior Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement.

[remainder of page left intentionally blank; signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RADNOR FUNDING CORP.

By:	/s/ Melanie S. Andrew
Name:	Melanie S. Andrew
Title:	President & Treasurer

AIRGAS, INC., as Servicer

By:	/s/ Joseph C. Sullivan
Name:	Joseph C. Sullivan
Title:	Vice President & Treasurer

S-1	Third Amended and Restated Receivables Purchase Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Administrator

By:	/S/ Van Dusenbury
Name:	Van Dusenbury
Title:	Senior Vice President

S-2	Third Amended and Restated Receivables Purchase Agreement

PURCHASERS AND PURCHASER AGENTS:

VICTORY RECEIVABLES CORPORATION, as a Conduit Purchaser

By:	/s/ Frank B. Bilotta
Name:	Frank B. Bilotta
Title:	President

S-3	Third Amended and Restated Receivables Purchase Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Purchaser Agent for Victory’s Purchaser Group

By:	/S/ Van Dusenbury
Name:	Van Dusenbury
Title:	Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Related Committed Purchaser for Victory

By:	/s/ Maria Ferradas
Name:	Maria Ferradas
Title:	Authorized Signatory

S-4	Third Amended and Restated Receivables Purchase Agreement

WORKING CAPITAL MANAGEMENT CO., LP, as a Conduit Purchaser and as Related Committed Purchaser for Working Capital

By:	/s/ Shinichi Nochiide
Name:	Shinichi Nochiide
Title:	Attorney-in-Fact

S-5	Third Amended and Restated Receivables Purchase Agreement

MIZUHO CORPORATE BANK, LTD., as Purchaser Agent for Working Capital’s Purchaser Group

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

S-6	Third Amended and Restated Receivables Purchase Agreement

ATLANTIC ASSET SECURITIZATION LLC, as a Conduit Purchaser

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

S-7	Third Amended and Restated Receivables Purchase Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK NEW YORK BRANCH, as Purchaser Agent for Atlantic’s Purchaser Group and Related Committed Purchaser for Atlantic

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

By:	/s/ Kostantina Kourmpetis
Name:	Kostantina Kourmpetis
Title:	Managing Director

S-8	Third Amended and Restated Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“2010 Transfer Supplement” has the meaning set forth in the preliminary statements of the Agreement.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Administrator’s Account” means the account (Account No. 01-41-9647 re: Radnor Funding Corp.) (beneficiary Trust and Securities Services) (payment details PORT VICTORY.20) at Deutsche Bank Trust Company Americas (ABA No. 021-001-033) or to such other account as may be so designated in writing by the Administrator to the Servicer.

“Adverse Claim” means a lien, security interest, claim of ownership or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrator (for the benefit of the Purchasers ) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Investment at such time.

“Aggregate Investment” means the sum of the aggregate Investments of all Purchasers.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Airgas” has the meaning set forth in the preamble to the Agreement.

“Assignment Agreement” means that certain Assignment and Assumption Agreement, dated as of the date hereof, among the Seller, Airgas, PNC Bank, National Association, as the

Exh. I-1

“Administrator” under and as defined in the Prior Agreement, and BTMUNY, as Administrator hereunder.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to the Agreement.

“Atlantic” has the meaning set forth in the preamble to the Agreement.

“Atlantic Base Rate” means, in the case of Atlantic or any Purchaser in its Purchaser Group, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by Credit Agricole in New York, New York as its “prime rate.” Such “prime rate” is set by Credit Agricole based upon various factors, including Credit Agricole’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Atlantic CP Rate” means, with respect to Atlantic for any Yield Period with respect to any Portion of Investment, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Atlantic’s Notes that are allocated, in whole or in part, by Atlantic (or by its Purchaser Agent) to fund or maintain such Portion of Investment (and which may also be allocated in part to the funding of other Portions of Investment hereunder or of other assets of Atlantic); provided, however, that if any component of such rate is a discount rate, in calculating the “Atlantic CP Rate” for such Portion of Investment for such Yield Period, Atlantic shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, Atlantic’s “weighted average cost” shall consist of (x) the actual interest rate (or discount) paid to purchasers of Atlantic’s Notes, together with the commissions of placement agents and dealers in respect of such Notes, to the extent such commissions are allocated, in whole or in part, to such Notes by Atlantic (or by its Purchaser Agent) and (y) any incremental carrying costs incurred with respect to Atlantic’s Notes maturing on dates other than those on which corresponding funds are received by Atlantic.

“Atlantic Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest in the case of Atlantic or any Purchaser in its Purchaser Group, means an interest rate per annum equal to, at Credit Agricole’s option: (a) the rate set forth as the “Applicable Margin” in the Purchaser Group Fee Letter relating to Atlantic above the Euro-Rate for such Yield Period, or (b) the Atlantic Base Rate for such Yield Period; provided, however, that in the case of:

(i) any Yield Period on or before the first day of which the Administrator shall have been notified by any Purchaser or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other

Exh. I-2

Governmental Authority asserts that it is unlawful, for such Person, to fund any Euro-Rate Portion of Investment (and such Person shall not have subsequently notified the Administrator that such circumstances no longer exist),

(ii) any Yield Period of one to (and including) 29 days,

(iii) any Yield Period as to which the Administrator does not receive notice before noon (New York City time) on the third Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Investment be a Euro-Rate Portion of Investment, or

(iv) any Yield Period relating to a Portion of Investment that is less than $5,000,000,

the “Atlantic Yield Rate” for each such Yield Period shall be an interest rate per annum equal to the Atlantic Base Rate in effect on each day of such Yield Period.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, (i) in the case of the Purchaser Group including Altantic, the Atlantic Base Rate, (ii) in the case of the Purchaser Group including Victory, the Victory Base Rate, (iii) in the case of the Purchaser Group including Working Capital, the Working Capital Base Rate and (iv) in the case of each of other Purchaser Group shall mean the rate set forth as the Base Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“BBA” means the British Bankers’ Association.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Airgas or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Blocked Account” means an account (including any Lock-Box Account) maintained at a bank or other financial institution for the purpose of, directly or indirectly, receiving Collections.

“Blocked Account Agreement” means an agreement, among the Seller, the Servicer and a Blocked Account Bank.

“Blocked Account Bank” means any of the banks or other financial institutions holding one or more Blocked Accounts.

“BTMUNY” has the meaning set forth in the preamble to the Agreement.

Exh. I-3

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Change in Control” means (i) with respect to Seller, that at any time Airgas and/or AMACAR INVESTMENTS, L.L.C. shall fail to own, directly free and clear of any Adverse Claim, 100% of the shares of outstanding voting stock of the Seller on a fully diluted basis, (ii) with respect to any Originator, that at any time Airgas shall fail to own, directly free and clear of any Adverse Claim, 100% of the share of outstanding voting stock of such Originator on a fully diluted basis, and (iii) with respect to Airgas, the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) of 20% or more of the shares of outstanding voting stock of Airgas on a fully diluted basis, excluding Peter McCausland.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Airgas, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable or the Related Security with respect thereto.

“Commitment” means, with respect to each Related Committed Purchaser, the maximum amount which such Purchaser is obligated to pay hereunder on account of any Purchase, as set forth next to its name on Schedule VI to the Agreement or in the Assumption Agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(b).

“Commitment Percentage” means, for each Related Committed Purchaser in a Purchaser Group, such Related Committed Purchaser’s Commitment, divided by the total of all Commitments of all Related Committed Purchasers in such Purchaser Group.

“Company Note” has the meaning set forth in Section 3.1 of the Sale Agreement.

“Concentration Percentage” means any Obligor which is (i) a Group A Obligor, 10%, (ii) a Group B Obligor, 8%, (iii) a Group C Obligor, 3%, or (iv) a Group D Obligor, 2%.

“Concentration Reserve” means, on any day, an amount equal to: (a) the Aggregate Investment at the close of business of the Servicer on such date multiplied by (b) (i) the Concentration Reserve Percentage on such date, divided by (ii) 100% minus the Concentration Reserve Percentage on such date.

“Concentration Reserve Percentage” means, on any date, the quotient of (i) the greatest of (a) the largest aggregate Outstanding Balance of the Receivables of any single Group A

Exh. I-4

Obligor, (b) the sum of the largest aggregate Outstanding Balances of the Receivables of any two Group B Obligors (c) the sum of the largest aggregate Outstanding Balances of the Receivables of any three Group C Obligors or (d) the sum of the largest aggregate Outstanding Balances of the Receivables of any five Group D Obligors, divided by (ii) the aggregate Outstanding Balance of all Eligible Receivables, on such date.

“Conduit Purchaser” means each commercial paper conduit that is a party to the Agreement, as a “conduit purchaser”, as indicated on the signature pages hereto (including Atlantic, Victory and Working Capital), or that becomes a party to the Agreement, as a “conduit purchaser” pursuant to an Assumption Agreement, as indicated on the signature pages thereto.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contra Obligor” means, at any time, each of the 10 largest Obligors (as determined by the size of the Intercompany Set-Off) at such time; provided, that each of Air Products and Chemicals, Inc., Praxair, Inc. and The BOC Group, Inc. are also Contra Obligors at all times, without regard to whether they are then included in the 10 largest Obligors described above.

“CP Rate” for any Yield Period for any Portion of Investment (i) in the case of the Purchaser Group including Atlantic, means the Atlantic CP Rate, (ii) in the case of the Purchaser Group including Victory, means the Victory CP Rate, (iii) in the case of the Purchaser Group including Working Capital, means the Working Capital CP Rate and (iv) in the case of each of other Purchaser Group shall mean the rate set forth as the CP Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“Credit Agricole” has the meaning set forth in the preamble to the Agreement.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator and of Airgas in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Cut-off Date” has the meaning set forth in the Sale Agreement.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became

Exh. I-5

Defaulted Receivables during such month, by (b) the aggregate credit sales made by the Originators during the month that is five months before such month.

“Defaulted Receivable” means a Receivable: (a) as to which any amount remains unpaid for more than 150 days from the original invoice date for such payment, or (b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, (ii) that has been charged-off as uncollectible or (iii) that should have been charged-off as uncollectible pursuant to the Credit and Collection Policy. The “Outstanding Balance” of any Defaulted Receivable shall be determined without regard to any credit memos or credit balances.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable (a) as to which any amount remains unpaid for more than 120 days from the original invoice date for such payment or (b) without duplication, which has been (or consistent with the Credit and Collection Policy, would be or should have been) classified as a “Delinquent Receivable” by the applicable Originator. The “Outstanding Balance” of any Delinquent Receivable shall be determined without regard to any credit memos.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of reductions or adjustments of the type described in Section 1.4(e)(i) of the Agreement that occurred during such calendar month by (b) the aggregate credit sales made by the Originators during such calendar month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the Aggregate Investment at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

“Dilution Reserve Percentage” means, on any date, the greater of (a) 5.0%, or (b) the percentage determined by the following formula:

((2.25 x ED) + ((DS-ED) x DS/ED)) x DHR

ED	=	the “Expected Dilution,” which shall be equal to the 12-month rolling average Dilution Ratio, expressed as a percentage;

DS	=	the “Dilution Spike,” which shall be equal to the highest one month Dilution Ratio over the immediately preceding 12 months, expressed as a

Exh. I-6

percentage; and

DHR	=	the “Dilution Horizon Ratio,” which shall be equal to the aggregate credit sales made by the Originators during the 55 day (or such other number of days specified by the Purchaser Agents) period ending on the last day of the preceding calendar month divided by the Outstanding Balance of all Eligible Receivables as of the last day of such calendar month.

“Discount” means with respect to any Purchaser and each Portion of Investment funded by such Purchaser:

(a) for any Portion of Investment for any Yield Period with respect to any Purchaser to the extent such Portion of Investment is funded by such Purchaser during such Yield Period through the issuance of Notes:

CPR x I x ED/360

(b) for any Portion of Investment for any Yield Period with respect to any Purchaser to the extent such Portion of Investment is not funded by such Purchaser during such Yield Period through the issuance of Notes:

YR x I x ED/Year + TF

where:

YR	=	the Yield Rate for such Portion of Investment for such Yield Period with respect to such Purchaser,

I	=	the Investment with respect to such Portion of Investment during such Yield Period with respect to such Purchaser,

CPR	=	the CP Rate for the Portion of Investment for such Yield Period with respect to such Purchaser,

ED	=	the actual number of days during such Yield Period,

Year	=	if such Portion of Investment is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the applicable Base Rate, 365 or 366 days, as applicable, and

TF	=	the Termination Fee, if any, for the Portion of Investment for such Yield Period with respect to such Purchaser;

provided, however, that for purposes of this definition, at any time during which a Termination Event shall have occurred and is continuing, each of “YR” and “CPR” shall mean an interest rate per annum equal to the greater of (i) the Yield Rate and (ii) the sum of the applicable Base Rate plus 2.00%, in each case, determined at such time for the applicable Yield Period and the applicable Purchaser; provided, further, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable

Exh. I-7

law; and provided, still further, that Discount for any Portion of Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which is (i) a United States resident, (ii) not a government or a governmental subdivision, affiliate or agency; provided, however, that up to 2% of the aggregate Outstanding Balance of all Pool Receivables may have an Obligor which is a state or local government, governmental subdivision, affiliate or agency, (iii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement and (iv) not an Affiliate of Airgas,

(b) that is denominated and payable only in U.S. dollars in the United States,

(c) that does not have a payment term which is more than 30 days after the original invoice date of such Receivable; provided, however, that up to 10% of the aggregate Outstanding Balance of all Pool Receivables may have a stated maturity which is more than 30 days but not more than 60 days from the original invoice date of such Receivable; provided, further, that up to 2% of the aggregate Outstanding Balance of all Pool Receivables may have a stated maturity which is more than 60 days but not more than 90 days from the original invoice date of such Receivable,

(d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,

(e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

(g) that is not the subject of any asserted dispute, offset (other than an Intercompany Set-Off) , hold back defense, Adverse Claim or other claim,

(h) that was originated by an Originator and was not acquired or purchased by such Originator; and satisfies, and was originated by such Originator in accordance with, all applicable requirements of the applicable Credit and Collection Policy,

(i) that has not been compromised, adjusted, modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

(j) which has been sold or contributed to the Seller pursuant to the Sale Agreement and in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

Exh. I-8

(k) for which the Administrator (for the benefit of each Purchaser) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

(l) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,

(m) that is not a Defaulted Receivable or a Delinquent Receivable,

(n) for which none of the Originator thereof, the Seller and the Servicer has established any offset arrangements with the related Obligor,

(o) that is owned by an Obligor as to which no more than 30% of the Outstanding Balance of all the Receivables owing by such Obligor remain unpaid for more than 150 days from the original invoice date,

(p) that represents amounts earned by the Originator and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or any other Person, and

(q) the Obligor of which is a Contra Obligor, only that portion of such Receivable that is not subject to Intercompany Set-Off.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Airgas, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Airgas, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Rate” means with respect to any Yield Period, the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the applicable Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if BBA or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) or on the Reuter Screen LIBO Page (or, if such quotes are unavailable, as determined by such Purchaser Agent based on quotes received thereby from three

Exh. I-9

London banks) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the Portion of Investment to be funded at the Yield Rate and based upon the Euro-Rate during such Yield Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
1.00 - Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Investment funded at the Yield Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Purchaser Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.

“Excess Concentration” means, on any date, the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables, on such date.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii).

“Facility Termination Date” means the earliest to occur of: (a) with respect to each Purchaser, March 16, 2012, subject to any extension pursuant to Section 1.10 of the Agreement (it being understood that if any such Purchaser does not extend its Commitment hereunder then the Purchase Limit shall be reduced ratably with respect to the Purchasers in each Purchaser Group by an amount equal to the Commitment of such Exiting Purchaser and the Commitment Percentages and Group Commitments of the Purchasers within each Purchaser Group shall be appropriately adjusted), (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement and (d) with respect to each Purchaser Group, the date that the commitment, of all of the Related Committed Purchasers of such Purchaser Group terminate pursuant to Section 1.10.

Exh. I-10

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the applicable Purchaser Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by such Purchaser Agent.

“Federal Reserve Bank” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fees” means the fees payable by the Seller and/or Airgas to each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.

“Fitch” means Fitch, Inc.

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group A Obligor” means an Obligor with a short-term senior unsecured indebtedness rating (or, if such Obligor does not have such a short-term rating, a long-term senior unsecured indebtedness rating) of at least “A-1” (or “A+”) by Standard & Poor’s and “P-1” (or “A1”) by Moody’s.

“Group B Obligor” means an Obligor with a short-term senior unsecured indebtedness rating (or, if such Obligor does not have such a short-term rating, a long-term senior unsecured indebtedness rating) of at least “A-2” (or “BBB+”) by Standard & Poor’s and “P-2” (or “Baa1”) by Moody’s, that is not a Group A Obligor.

“Group C Obligor” means an Obligor with a short-term senior unsecured indebtedness rating (or, if such Obligor does not have such a short-term rating, a long-term senior unsecured indebtedness rating) of at least “A-3” (or “BBB-”) by Standard & Poor’s and “P-3” (or “Baa3”) by Moody’s, that is not a Group A Obligor or a Group B Obligor.

Exh. I-11

“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.

“Group D Obligor” means an Obligor which is not a Group A Obligor, a Group B Obligor or a Group C Obligor.

“Group Investment” means with respect to any Purchaser Group, an amount equal to the aggregate of all Investments of the Purchasers within such Purchaser Group.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.

“Information Package” means a report, in substantially the form of Annex A to the Agreement, furnished to the Administrator pursuant to the Agreement.

“Intercompany Set-Off” means, with respect to any Contra Obligor, the amount owed to such Contra Obligor by any Originator (including any Affiliate of an Originator) that is permitted to be set-off, or is subject to potential set-off, against from any Receivable owing by such Contra Obligor to such Originator.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Investment” means, on any day of determination, with respect to any Purchaser, the sum of (i) the aggregate amount paid to the Seller by such Purchaser with respect to a Purchase pursuant to the Agreement (or the Prior Agreement) and (ii) the aggregate amount assigned to such Purchaser in accordance with Section 6.3(c) or (e) of the Agreement (or the Prior Agreement), or such amount divided or combined in accordance with Section 1.7 of the Agreement, in each case reduced from time to time by Collections distributed and applied on account of such Investment pursuant to Section 1.4(d) of the Agreement (or the Prior Agreement); provided, that if such Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Liquidity Agent” means each of the banks acting as agent for the various Liquidity Banks under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with the Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Notes.

Exh. I-12

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box Account” means an account in the name of the Seller and maintained by the Seller at a Blocked Account Bank for the purpose of receiving Collections.

“Loss Reserve” means, on any date, an amount equal to the greater of (i) (a) 10.0%, multiplied by (b) (1) the Aggregate Investment at the close of business of the Servicer on such date divided by (2) 100% minus the Loss Reserve Percentage on such date, and (ii) (a) the Aggregate Investment at the close of business of the Servicer on such date multiplied by (b) (1) the Loss Reserve Percentage on such date divided by (2) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, (i) the product of (A) 2.25 times the highest average of the Default Ratios for any three consecutive calendar months during the fourteen most recent calendar months multiplied by (B) the aggregate credit sales made by the Originators during the five most recent calendar months divided by (ii) the aggregate Outstanding Balance of Eligible Receivables as of such date.

“Majority Purchasers” means, at any time, Purchasers whose Commitments aggregate more than 66.67% of the aggregate of the Commitments of all Purchasers; provided, however, that so long as any Purchaser’s Commitment is greater than 50% of the aggregate Commitments, then “Majority Purchasers” shall mean a minimum of two Purchasers whose Commitments aggregate more than 50% of the aggregate Commitments.

“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person,

(b) the ability of any of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

(c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or

(d) the status, perfection, enforceability or priority of any Purchaser’s, the Administrator’s or the Seller’s interest in the Pool Assets.

“Mizuho” has the meaning set forth in the preamble to the Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

Exh. I-13

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Originator” has the meaning set forth in the Sale Agreement.

“Originator Assignment Certificate” means each assignment, in substantially the form of Exhibit C to the Sale Agreement, evidencing Seller’s ownership of the Receivables generated by Originator, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof, except with respect to Delinquent Receivables and Defaulted Receivables, after giving effect to all credit memos.

“Parent Undertaking Agreement” means the Parent Undertaking Agreement, dated as of December 22, 2000, executed by Airgas for the benefit of the Administrator, as amended, supplemented or otherwise modified from time to time.

“Payment Date” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Perfection Representations” means the representations, warranties and covenants set forth in Schedule V.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Investment” means, with respect to any Purchaser’s Investment, a portion of such Investment (i) being funded or maintained by such Purchaser by reference to a particular interest rate basis or time period, or (ii) otherwise funded as a separate portion by such Purchaser.

“Prior Agreement” has the meaning set forth in the preliminary statements of the Agreement.

“Program Administrator” means any Person acting as a program administrator and its successors under the program administration agreement between a Conduit Purchaser and such Person governing certain aspects of the administration of such Conduit Purchaser’s commercial paper facility.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable

Exh. I-14

Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s commercial paper facility, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).

“Program Support Provider” means and includes with respect to each Conduit Purchaser, any Liquidity Provider or any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” is defined in Section 1.1(a).

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to the Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means $295,000,000, which represents the sum of the Commitments of all Purchasers, as such amount may be reduced pursuant to Sections 1.1(b) or (c) of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Aggregate Investment.

“Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Purchase Report” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as follows:

Exh. I-15

(the Aggregate Investment +
Total Reserves)
Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.

“Purchaser” means each Conduit Purchaser and/or each Related Committed Purchaser, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to the Agreement or any other Person who becomes a party to the Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means, for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers (if any) and its related Purchaser Agent.

“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s Commitment divided by the sum of the Commitments of all Purchaser Groups.

“Receivable” means any indebtedness and other obligations owed to the Seller or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, payment intangibles, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.

“Related Committed Purchaser” means each Person listed as such (and its respective Commitment) for each Conduit Purchaser as set forth on the signature pages of the Agreement or in any Assumption Agreement or Transfer Supplement.

“Related Rights” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s and the Originator thereof’s interest in any goods (including returned or repossessed goods), and documentation of title evidencing the shipment or storage of any goods (including returned or repossessed goods), relating to any sale giving rise to such Receivable,

Exh. I-16

(b) all instruments and chattel paper that may evidence such Receivable,

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(d) all of the Seller’s and the Originator thereof’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract), records or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

(e) all of the Seller’s rights, interests and claims (but not obligations) under the Sale Agreement.

“Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of December 19, 2002, among the Seller, the Originators and the Servicer as amended through the date of the Agreement and as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of the Agreement.

“Settlement Date” means (i) initially the date hereof and (ii) thereafter the 18th Business Day of each calendar month beginning with April, 2010.

“Simple Majority” means, at any time, Purchasers whose Commitments aggregate 50% or more of the aggregate of the Commitments of all Purchasers. For the avoidance of doubt, if there are only two Purchasers and their Commitments each equal 50%, “Simple Majority” shall mean the consent or direction of either such Purchaser.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes

Exh. I-17

all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

(D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with GAAP.

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

Exh. I-18

“Termination Fee” means, for any Yield Period, with respect to any Purchaser, the amount, if any, by which: (a) the additional Discount related to such Purchaser’s Investment (calculated without taking into account any Termination Fee or any shortened duration of such Yield Period) that would have accrued during such Yield Period on the reductions of Investment relating to such Yield Period had such reductions not been made, exceeds (b) the income, if any, received by such Purchaser from investing the proceeds of such reductions of Investment, as determined by the such Purchaser’s Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Total Reserves” means, at any time, an amount equal to the sum of the Yield and Servicing Fee Reserve and the greater of (a) the sum of the Loss Reserve and the Dilution Reserve, or (b) the Concentration Reserve.

“Transaction Documents” means the Agreement, the Blocked Account Agreements, each Purchaser Group Fee Letter, the Sale Agreement, the Parent Undertaking Agreement, the 2010 Transfer Supplement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transfer Supplement” has the respective meanings set forth in Sections 6.3(c) and 6.3(e).

“Turnover Rate” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of such calendar month, divided by (b) the quotient of (i) the aggregate credit sales made by the Originators during the three calendar months ended on the last day of such calendar month, divided by (ii) 3.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Victory” has the meaning set forth in the preamble to the Agreement.

“Victory Agent” means the Purchaser Agent for the Purchaser Group which includes Victory.

“Victory Bank Rate” for any day falling in a particular Yield Period with respect to any Portion of Investment means an interest rate per annum equal to Euro-Rate for such Yield Period.

Exh. I-19

“Victory Base Rate” means, for any day, the rate per annum equal to the higher of:

(a) the Victory Prime Rate; or

(b) the Victory Federal Funds Rate most recently determined by Victory’s Purchaser Agent, plus 0.50%.

“Victory CP Rate” means, with respect to Victory for any period and with respect to any Portion of Investment funded by Victory’s Notes, means a rate per annum calculated by Victory’s Purchaser Agent to reflect Victory’s cost of funding such Portion of Investment, taking into account the weighted daily average interest rate payable in respect of such Notes during such period (determined in the case of discount Notes by converting the discount to an interest bearing equivalent rate per annum), applicable placement fees and commissions, and such other costs and expenses as such Purchaser Agent in good faith deems appropriate. Notwithstanding anything therein to the contrary, Victory’s Notes may be issued in maturities as the Victory Agent may choose in accordance with Article I hereof. Victory CP Rate shall at all times be determined by the Victory Agent, in its sole discretion.

“Victory Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to:

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by BTMUNY from three federal funds brokers of recognized standing selected by it.

“Victory Prime Rate” means the rate designated by The Bank of Tokyo-Mitsubishi UFJ, Ltd. from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by The Bank of Tokyo-Mitsubishi UFJ, Ltd. in connection with extensions of credit to debtors.

“Victory Yield Rate” for any Yield Period with respect to any Portion of Investment means the applicable Victory Bank Rate, plus the rate set forth as the “Applicable Margin” in the Purchaser Group Fee Letter relating to Victory for such Portion of Investment and Yield Period; provided, however, that the Victory Yield Rate shall equal the Victory Base Rate if (A) Victory’s Purchaser Agent does not receive notice or determine, by no later than 12:00 noon (New York City time) on the third Business Day prior to the first day of the related Yield Period, that such Portion of Investment shall not be funded by the issuance of Notes or (B) such Purchaser Agent determines that (I) funding that Portion of Investment on a basis consistent with pricing based on Euro-Rate would violate any applicable law or regulation or the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Person to fund such Portion of

Exh. I-20

Investment with pricing based on Euro-Rate or (II) that deposits of a type and maturity appropriate to match fund such Portion of Investment are not reasonably available.

“Working Capital” has the meaning set forth in the preamble to the Agreement.

“Working Capital Base Rate” means, in the case of Working Capital or any Purchaser in its Purchaser Group, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by Mizuho in New York, New York as its “prime rate.” Such “prime rate” is set by Mizuho based upon various factors, including Mizuho’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Working Capital CP Rate” means, with respect to Working Capital for any Yield Period with respect to any Portion of Investment, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Working Capital’s Notes that are allocated, in whole or in part, by Working Capital (or by its Purchaser Agent) to fund or maintain such Portion of Investment (and which may also be allocated in part to the funding of other Portions of Investment hereunder or of other assets of Working Capital) for such Yield Period; provided, however, that if any component of such rate is a discount rate, in calculating the “Working Capital CP Rate” for such Portion of Investment for such Yield Period, Working Capital shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, Working Capital’s “weighted average cost” shall consist of (x) the actual interest rate (or discount) paid to purchasers of Working Capital’s Notes, together with the commissions of placement agents and dealers in respect of such Notes, to the extent such commissions are allocated, in whole or in part, to such Notes by Working Capital (or by its Purchaser Agent) and (y) any incremental carrying costs incurred with respect to Working Capital’s Notes maturing on dates other than those on which corresponding funds are received by Working Capital. Notwithstanding anything herein to the contrary, Working Capital’s Notes may be issued in maturities as the Working Capital Purchaser Agent may choose, and the Working Capital CP Rate shall at all time be determined by the Working Capital Purchaser Agent, in its sole discretion.

“Working Capital Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest in the case of Working Capital or any Purchaser in its Purchaser Group, means an interest rate per annum equal to, at Mizuho’s option: (a) the rate set forth as the “Applicable Margin” in the Purchaser Group Fee Letter relating to Working Capital above the Euro-Rate for such Yield Period, or (b) the Working Capital Base Rate for such Yield Period; provided, however, that in the case of:

(i) any Yield Period on or before the first day of which the Administrator shall have been notified by any Purchaser or other Program Support Provider that the introduction of or any change in or in the interpretation

Exh. I-21

of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person, to fund any Euro-Rate Portion of Investment (and such Person shall not have subsequently notified the Administrator that such circumstances no longer exist),

(ii) any Yield Period of one to (and including) 29 days,

(iii) any Yield Period as to which the Administrator does not receive notice before noon (New York City time) on the third Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Investment be a Euro-Rate Portion of Investment, or

(iv) any Yield Period relating to a Portion of Investment that is less than $5,000,000,

the “Working Capital Yield Rate” for each such Yield Period shall be an interest rate per annum equal to the Working Capital Base Rate in effect on each day of such Yield Period.

“Yield and Servicing Fee Reserve” shall be equal to the Aggregate Investment multiplied by a percentage equal to (i) the Yield and Servicing Fee Reserve Percentage divided by (ii) 100% minus the Yield and Servicing Fee Reserve Percentage.

“Yield Period” means, with respect to (x) each Portion of Investment funded by Atlantic’s Purchaser Group: (a) at any time with respect to any Portion of Investment funded by reference to the Atlantic CP Rate, such period as the Atlantic Purchaser Agent shall select and (b) with respect to each Portion of Investment not funded by reference to the Atlantic CP Rate (i) before the Facility Termination Date: (A) initially the period commencing on the date hereof (or, if the immediately preceding Yield Period was determined pursuant to clause (x)(a), the last day of such Yield Period) and ending on (but not including) the next Settlement Date, and (B) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date, and (ii) on and after the Facility Termination Date, such period (including a period of one day) as shall be selected from time to time by the Atlantic Purchaser Agent or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period, (y) each Portion of Investment funded by the Victory Purchaser Group: (a) at any time with respect to any Portion of Investment funded by reference to the Victory CP Rate, such period as the Victory Purchaser Agent shall select and (b) with respect to each Portion of Investment not funded by reference to the Victory CP Rate (i) before the Facility Termination Date: (A) initially the period commencing on the date hereof (or, if the immediately preceding Yield Period was determined pursuant to clause (y)(a), the last day of such Yield Period) and ending on (but not including) the next Settlement Date, and (B) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date, and (ii) on and after the Facility Termination Date, such period (including a period of one day) as shall be selected from time to time by the Victory Purchaser Agent or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period, and (z) each portion of Investment funded by Working Capital’s Purchaser Group: (a) at any time with respect to any Portion of Investment funded by reference to the Working Capital CP Rate, such period as the Working Capital Purchaser Agent shall select in its sole discretion (which

Exh. I-22

period may be different for different Portions of Investment, and which period shall commence on, and include, the date hereof for any Portion of Investment funded on the date hereof), and (b) with respect to each Portion of Investment not funded by reference to the Working Capital CP Rate (i) before the Facility Termination Date: (A) the period commencing on (and including) the date of the initial funding of each such Portion of Investment and ending on (but not including) the next Settlement Date, and (B) thereafter, each period commencing on (and including) such Settlement Date and ending on (but not including) the next Settlement Date, and (ii) on and after the Facility Termination Date, such period (including a period of one day) as shall be selected from time to time by the Working Capital Purchaser Agent or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.

“Yield Rate” for any Yield Period for any Portion of Investment (i) in the case of the Purchaser Group including Atlantic, means the Atlantic Yield Rate, (ii) in the case of the Purchaser Group including Victory, means the Victory Yield Rate, (iii) in the case of the Purchaser Group including Working Capital, means the Working Capital Yield Rate, and (iv) in the case of each of other Purchaser Group shall mean the rate set forth as the Yield Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“Yield and Servicing Fee Reserve Percentage” means, on any date, an amount equal to (i) the sum of the weighted average Base Rate for the most recent period plus 1.0%, multiplied by (ii) the product of 2.0 times the Turnover Rate, divided by (iii) 12.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Other Interpretive Matters. All accounting terms defined directly or by incorporation in the Agreement or any other Transaction Document shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined herein or therein. For purposes of the Agreement or any other Transaction Document and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such agreement, and accounting terms partly defined in such agreement to the extent not defined, shall have the respective meanings given to them under GAAP; (b) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (c) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (d) references to any Exhibit, Section, Schedule or Annex are references to Exhibits, Sections, Schedules or Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (e) references to any statute or other law refer to that statute or other law, as amended from time to time and include any successor statute or other law; (f) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s successors and assigns; (h) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that

Exh. I-23

would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; (i) terms in one gender include the parallel terms in the neuter and opposite gender; and (j) “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

Exh. I-24

EXHIBIT II

CONDITIONS OF PURCHASES

1. Conditions Precedent. The effectiveness of the amendment and restatement of the Prior Agreement hereby and the initial Purchase under the Agreement is subject to the following conditions precedent that the Administrator and each Purchaser Agent shall have received on or before the date hereof, each in form and substance (including the date thereof) satisfactory to the Administrator and each Purchaser Agent:

(a) A counterpart of the Agreement and the other Transaction Documents duly executed by the parties thereto, and all amendments thereto including those entered into in connection with the closing of the Agreement or the Assignment Agreement.

(b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators and Airgas authorizing the execution, delivery and performance by the Seller, such Originator and Airgas, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation (or similar document) and by-laws of the Seller, each Originator and Airgas, in each case as amended through the date hereof.

(c) A certificate of the Secretary or Assistant Secretary of the Seller, the Originators and Airgas certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Administrator and each Purchaser Agent receives a subsequent incumbency certificate from the Seller, an Originator or Airgas, as the case may be, the Administrator and each Purchaser Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator or Airgas, as the case may be.

(d) Acknowledgment copies, or time stamped receipt copies, of proper financing statements, duly filed prior to the date hereof in connection with the Prior Agreement, and all amendments thereto and assignments thereof (including amendments thereto and assignments thereof filed in connection with the closing of the Agreement, or evidence that such financing statement amendments and assignments are in proper form for filing), under the UCC of all jurisdictions that the Administrator may deem necessary or desirable in order to perfect the interests of the Seller and the Administrator (on behalf of each Purchaser) contemplated by the Agreement and the Sale Agreement.

(e) Subject to paragraphs 1(r) and 2(k) of Exhibit IV, acknowledgment copies, or time-stamped receipt copies, of proper financing statement amendments, if any, necessary to release all security interests, Adverse Claims and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Originators, Airgas or the Seller.

Exh. II-1

(f) Completed UCC search reports, listing the financing statements filed in all applicable jurisdictions referred to in subsection (e) above that name any Originator or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator or any Purchaser Agent may request.

(g) Copies of duly executed Blocked Account Agreements and all amendments thereto, including those entered into in connection with the closing of the Agreement or the Assignment Agreement.

(h) Favorable opinions, in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, of counsel for the Seller, the Originators, Airgas and the Servicer, covering certain general corporate and enforceability, securities laws, UCC and bankruptcy matters.

(i) Satisfactory results of a review and audit (performed by representatives of each Purchaser Agent) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s).

(j) [Reserved].

(k) A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing.

(l) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Purchaser Group Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of the Agreement and in each Purchaser Group Fee Letter.

(m) Each Purchaser Group Fee Letter (received only by the related Purchaser Group Agent) duly executed by the Seller and the Servicer.

(n) Good standing certificates with respect to each of the Seller, the Originators and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization.

(o) To the extent required by each Conduit Purchaser’s commercial paper program, letters from each of the rating agencies then rating the Notes confirming the rating of such Notes after giving effect to the transaction contemplated by the Agreement.

(p) Each Liquidity Agreement (received only by the related Purchaser Group Agent) and all other Transaction Documents duly executed by the parties thereto.

(q) A computer file containing all information with respect to the Receivables as the Administrator or any Purchaser Agent may reasonably request.

Exh. II-2

(r) Duly executed copies of each of the Assignment Agreement and 2010 Transfer Supplement.

(s) An Officer’s Certificate from each of the Seller and the Servicer confirming that no “Termination Event” or “Unmatured Termination Event” exists under (and as defined in) the Prior Agreement immediately prior to the restatement thereof pursuant to the terms hereof.

(t) Such other approvals, opinions or documents as the Administrator or any Purchaser Agent may reasonably request.

2. Conditions Precedent to All Purchases and Reinvestments. The effectiveness of the amendment and restatement of the Prior Agreement hereby and each Purchase (including the initial Purchase) and each reinvestment shall be subject to the further conditions precedent that:

(a) in the case of each purchase, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such Purchase, in form and substance satisfactory to the Administrator and such Purchaser Agent, a completed pro forma Information Package to reflect the level of Investment with respect to each Purchaser Group and related reserves after such subsequent Purchase; and

(b) on the date of such Purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such Purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Purchase or reinvestment as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; and

(iii) the Aggregate Investment does not, and after giving effect thereto shall not, exceed the Purchase Limit.

Exh. II-3

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware (and is not organized under the laws of any other jurisdiction or Government Authority) and its organizational identification number is 3329298, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of Purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the date hereof.

(d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to Seller’s best knowledge, threatened action or proceeding affecting Seller or any of its properties or the Pool Assets or the Transaction Documents before any Governmental Authority or arbitrator.

(f) [Intentionally Omitted.]

Exh. III-1

(g) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim. Upon each Purchase or reinvestment, Administrator (for the benefit of each Purchaser) shall acquire a valid and enforceable perfected undivided percentage ownership or first priority perfected security interest, to the extent of the Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a security interest in favor of the Administrator (for the benefit of each Purchaser) in the Pool Assets, and the Administrator (for the benefit of each Purchaser) has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office, except those filed in favor of the Seller pursuant to the Sale Agreement and the Administrator (for the benefit of each Purchaser) relating to the Agreement, or in respect of which the Administrator has received evidence satisfactory to the Administrator of acknowledgment copies, or time-stamped receipt copies, of proper financing statements releasing or terminating, as applicable, all security interests and other rights of any Person in such Pool Asset.

(h) Each Information Package (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrator or any Purchaser Agent in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or as of the date so furnished, and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(i) The Seller’s principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables are located at the address referred to in Sections 1(b) and 2(b) of Exhibit IV to the Agreement.

(j) The names of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule II to the Agreement and all Blocked Accounts are subject to Blocked Account Agreements (except as otherwise agreed to in writing by the Administrator and each Purchaser Agent). Each Blocked Account has been validly and effectively assigned to the Administrator (for the benefit of the Purchasers), and each Blocked Account Agreement continues to be the legal, valid and binding obligation of the Originators, the Servicer, or Sellers, as the case may be, enforceable against such parties in accordance with its terms. Seller has not granted to any Person, other than the Administrator as contemplated by the Agreement, dominion and control of any Blocked Account, or the right to take dominion and control of any such account at a future time or upon the occurrence of a future event.

Exh. III-2

(k) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

(l) Neither the Seller nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.

(m) No proceeds of any Purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.

(n) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

(o) No event has occurred and is continuing that constitutes a Termination Event or an Unmatured Termination Event and no event would result from a Purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom that constitutes a Termination Event or an Unmatured Termination Event.

(p) The Seller has and will account for each sale of undivided percentage ownership interests in Receivables in its books and financial statements as sales, consistent with GAAP.

(q) The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

(r) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it and all laws, rules, regulations and orders that are applicable to it.

(s) The Seller’s complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(k)(iv) of Exhibit IV to the Agreement.

(t) The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(u) With respect to each Receivable transferred to the Seller under the Sale Agreement, Seller has given reasonably equivalent value to the Originator thereof in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Sale Agreement is or may be voidable under any section of the Bankruptcy Code.

Exh. III-3

(v) Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(w) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Seller which would have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.

2. Representations and Warranties of Airgas (including in its capacity as the Servicer). Airgas, individually and in its capacity as the Servicer, represents and warrants as follows:

(a) Airgas is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware (and is not organized under the laws of any other jurisdiction or Government Authority), and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by Airgas, of the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use of the proceeds of Purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which Airgas is a party have been duly executed and delivered by Airgas.

(c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by Airgas of the Agreement or any other Transaction Document to which it is a party.

(d) Each of the Agreement and the other Transaction Documents to which Airgas is a party constitutes the legal, valid and binding obligation of Airgas enforceable against Airgas in accordance with its terms, except as enforceability may be limited by

Exh. III-4

bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) The balance sheets of Airgas and its consolidated Subsidiaries as at December 31, 2009, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator and each Purchaser Agent, fairly present the financial condition of Airgas and its consolidated Subsidiaries as at such date and the results of the operations of Airgas and its Subsidiaries for the period ended on such date, all in accordance with GAAP, and since December 31, 2009, there has been no event or circumstances which have had a Material Adverse Effect.

(f) Except as disclosed in the most recent audited financial statements of Airgas furnished to the Administrator and each Purchaser Agent, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator (i) that could have a Material Adverse Effect, (ii) asserting the invalidity of any Transaction Document, or (iii) seeking to prevent the servicing of the Receivables or the consummation of the purposes of the Transaction Documents.

(g) [Intentionally Omitted.]

(h) Each Information Package (if prepared by Airgas or one of its Affiliates, or to the extent that information contained therein is supplied by Airgas or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrator, any Purchaser or any Purchaser Agent in connection with the Agreement is or will be complete and accurate in all material respects as of its date or as of the date so furnished and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(i) The principal place of business and chief executive office (as such terms are used in the UCC) of Airgas and the office where it keeps its records concerning the Receivables are located at the address referred to in Section 2(b) of Exhibit IV to the Agreement.

(j) Airgas is not in violation of any order of any court, arbitrator or Governmental Authority, which could have a Material Adverse Effect.

(k) Neither Airgas nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.

(l) The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

Exh. III-5

(m) Airgas has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it and each of its representations and warranties contained in the Sale Agreement is true and correct and is made to each Purchaser, each Purchaser Agent, the Administrator and the other parties hereto as if set forth herein in full together with any related definitions.

(n) Airgas is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Servicer which would have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.

(p) No license or approval is required for the Administrator or any successor Servicer to use any program used by the Servicer in the servicing of the Receivables, other than such licenses and approvals that have been obtained and are in full force and effect.

Exh. III-6

EXHIBIT IV

COVENANTS

1. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Investment of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to any Purchaser, Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a) Compliance with Laws, Etc. The Seller shall comply with all applicable laws, rules, regulations and orders, file all necessary tax returns on a timely basis and preserve and maintain its corporate existence, rights, franchises, qualifications, licenses, permits and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on Schedule VII to the Agreement and maintain its jurisdiction of formation in the jurisdiction referred to in paragraph 1(a) in Exhibit III or, pursuant to clause (k)(iv) below, at any other locations in jurisdictions in the continental United States where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (for the benefit of the Purchasers) in the Receivables and related items (including the Pool Assets) have been taken and completed; provided, however, that in no event shall the Seller seek to become organized under more than one jurisdiction, and (ii) shall provide the Administrator with at least 30 days’ written notice before making any change in the Seller’s name or making any other change in the Seller’s identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with the Agreement “seriously misleading” as such term (or similar term) is used in the UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable). The Seller will (and will cause each Originator to) on or prior to the date of the Agreement, mark its master data processing records and other books and records relating to the Purchased Interest (and at all times thereafter (until the latest of the Facility Termination Date or the date all other amounts owed by the Seller under the Agreement shall be paid in full) continue to maintain such records) with a legend, acceptable to the Administrator, describing the Purchased Interest.

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(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.

(d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest which shall not be greater than 100%, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (for the benefit of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (for the benefit of the Purchasers) as the Administrator, may reasonably request.

(e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

(f) Extension or Amendment of Receivables. Except as provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

(g) Change in Business or Credit and Collection Policy. The Seller shall not make (or permit any Originator to make) any change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would have a Material Adverse Effect with respect to the Receivables. The Seller shall not make (or permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(h) Audits. The Seller shall (and shall cause each Originator to), from time to time during regular business hours, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, any Purchaser Agent or any Purchaser, permit (A) the Administrator, such Purchaser Agent or such Purchaser, or agent or representatives of the Administration or any such Purchaser: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or any such Originator) relating to Receivables and the Related Security, including the related Contracts, and (ii) to visit the offices and properties of the Seller and the

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Originators for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s, Airgas’ or the Originator’s performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, Airgas or the Originator having knowledge of such matters, (B) the Administrator (with the consent or at the direction of a Simple Majority of the Purchasers), to engage from time to time (but not more frequently than annually unless a Termination Event or Unmatured Termination Event has occurred) certified public accountants or other auditors acceptable to the Seller and the Administrator (and the Simple Majority so consenting or directing) to conduct, at the Seller’s expense, a review of the Seller’s books and records with respect to such Receivables, and (C) once each year by November 1st of each such year (unless any Purchaser Agent shall request another date, in such year upon reasonable advance notice to the Seller and the Administrator), the Seller shall deliver, or cause to be delivered, to the Administrator and the Administrator shall deliver to each Purchaser Agent an agreed upon procedure report in form and substance, and from nationally recognized independent accountants, reasonably acceptable to each Purchaser Agent.

(i) Change in Blocked Account Banks, Blocked Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to: (i) add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account from those listed in Schedule II to the Agreement or (ii) make any change in its instructions to Obligors (other than any instructions directing Obligors to remit payments to Lock-Box Accounts) regarding payments to be made to the Seller, the Originators, the Servicer or any Blocked Account (or related post office box); provided, in each case, unless the Administrator and the Majority Purchasers shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Blocked Account Agreements) that it may request in connection therewith.

(j) Deposits to Blocked Accounts. The Seller shall (or shall cause the Servicer to): (i) establish, or cause to be established, Lock-Box Accounts each subject to a Blocked Account Agreement acceptable to the Administrator, (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or any Originator into a Lock-Box Account not later than one Business Day after receipt thereof, and (iii) instruct all Obligors to make payments on all Receivables to one or more Lock-Box Accounts or to post office boxes to which only the related Blocked Account Bank has access (and shall instruct such Blocked Account Bank to cause all items and amounts relating to such Receivables to be removed and deposited into a Lock-Box Account on a daily basis). Except as otherwise agreed to in writing by the Administrator and the Majority Purchasers, each Blocked Account shall at all times be subject to a Blocked Account Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account cash or cash proceeds other than Collections (except, in limited circumstances, the deposit of immaterial amounts therein).

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(k) Reporting Requirements. The Seller will provide to the Administrator (in multiple copies, if requested by the Administrator) and each Purchaser Agent the following:

(i) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a copy of the unaudited financial statements (balance sheet and income statement only) for the Seller for such year certified as to accuracy by the chief financial officer or treasurer of the Seller;

(ii) as soon as possible and in any event within five days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

(iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;

(iv) at least 30 days before any change in the Seller’s name, jurisdiction of formation or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(v) promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

(vi) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, the Servicer or any Originator; and

(vii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request.

(l) Certain Agreements. Without the prior written consent of the Administrator and the Majority Purchasers, the Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws.

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(m) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Note in accordance with its terms, and (B) if no amounts are then outstanding under the Company Note, the Seller may declare and pay dividends or make loans to its Affiliates on an arm’s-length basis.

(iii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(b)(ii) and (iv) of the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller’s tangible net worth would be less than required pursuant to clause (p) below or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(n) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to the Agreement or the Company Note; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(o) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Purchaser Groups and the Administrator under the Agreement and under each Purchaser Group Fee Letter); (ii) the payment of accrued and unpaid interest on the Company Note; and (iii) other legal and valid corporate purposes.

(p) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than the greater of (i) 3% of the aggregate Outstanding Balance of all Pool Receivables or (ii) $1,000,000.

(q) Bankruptcy Opinion. The Seller is as of the date hereof in compliance with and shall (and shall cause each Originator to) comply with each applicable material factual assumption set forth the opinion of counsel of Cahill Gordon & Reindel, LLP, dated the date hereof, with respect to bankruptcy matters.

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(r) Post-closing Covenant. Notwithstanding anything to the contrary in this Agreement, within five (5) Business Days of the date hereof, the Seller shall use its commercially reasonable efforts to deliver to the Administrator copies of financing statement amendments to be filed and/or release or acknowledgement related to the financing statements listed on Schedule VIII, in each case in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent.

2. Covenants of the Servicer and Airgas. Until the latest of the Facility Termination Date, the date on which no Investment of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Purchaser Agents, the Purchasers, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a) Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Airgas shall comply (and shall cause each Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, file all tax returns on a timely basis and preserve and maintain its corporate existence, rights, franchises, qualifications, licenses, permits and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Airgas, shall keep (and shall cause each Originator to keep) its principal place of business and chief executive office (as such terms or similar terms are used in the applicable UCC) and the office where it keeps its records concerning the Receivables at the address of the Servicer (or subservicer) set forth in Schedule IV hereto and maintain its jurisdiction of formation in the jurisdiction referred to in paragraph 2(a) in Exhibit III or, upon at least 30 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions in the continental United States where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (for the benefit of each Purchaser) in the Receivables and related items (including the Pool Assets) have been taken and completed; provided, however, that in no event shall Airgas seek to become organized under more than one jurisdiction. The Servicer and, to the extent that it ceases to be the Servicer, Airgas, also will (and will cause each Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Airgas, shall (and shall cause Originator to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the

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Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d) Extension or Amendment of Receivables. Except as provided in the Agreement, the Servicer and, to the extent that it ceases to be the Servicer, Airgas, shall not extend (and shall not permit any Originator to extend), the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

(e) Change in Business or Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Airgas, shall not make (and shall not permit any Originator to make) any change in the character of its business or in any Credit and Collection Policy that would have a Material Adverse Effect. The Servicer and, to the extent that it ceases to be the Servicer, Airgas, shall not make (and shall not permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(f) Audits. The Servicer and, to the extent that it ceases to be the Servicer, Airgas, shall (and shall cause each Originator to), from time to time during regular business hours, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, any Purchaser Agent or any Purchaser, permit (A) the Administrator, such Purchaser Agent or such Purchaser, or agent or representative thereof: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts; and (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters, (B) the Administrator (with the consent or at the direction of a Simple Majority of the Purchasers), to engage from time to time (but not more frequently than annually unless a Termination Event or Unmatured Termination Event has occurred) certified public accountants or other auditors acceptable to the Servicer and the Administrator (and the Simple Majority so consenting or directing) to conduct, at the Servicer’s expense, a review of the Servicer’s books and records with respect to such Receivables, and (C) once each year by November 1st of each such year (unless any Purchaser Agent shall request another date, in such year upon reasonable advance notice to the Servicer and the Administrator), the Servicer shall deliver, or cause to be delivered, to the Administrator and the Administrator shall deliver to each Purchaser Agent an agreed upon procedure report in form and substance, and from nationally recognized independent accountants, reasonably acceptable to each Purchaser Agent.

(g) Change in Blocked Account Banks, Blocked Accounts and Payment Instructions to Obligors. The Servicer and, to the extent that it ceases to be the Servicer, Airgas, shall not (and shall not permit any Originator) to: (i) add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account from those listed in

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Schedule II to the Agreement or (ii) make any change in its instructions to Obligors (other than any instructions directing Obligors to remit payments to Lock-Box Accounts) regarding payments to be made to the Servicer or any Blocked Account (or related post office box); provided, in each case, unless the Administrator and the Majority Purchasers shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Blocked Account Agreements) that it may request in connection therewith.

(h) Deposits to Blocked Accounts. The Servicer shall: (i) establish, or cause to be established, Lock-Box Accounts each subject to a Blocked Account Agreement acceptable to the Administrator, (ii) deposit, or cause to be deposited, any Collections received by it into a Lock-Box Account not later than one Business Day after receipt thereof, and (iii) instruct all Obligors to make payments on all Receivables to one or more Lock-Box Accounts or to post office boxes to which only the related Blocked Account Bank has access (and shall instruct such Blocked Account Bank to cause all items and amounts relating to such Receivables to be removed and deposited into a Lock-Box Account on a daily basis). Except as otherwise agreed to in writing by the Administrator and the Majority Purchasers, each Blocked Account shall at all times be subject to a Blocked Account Agreement. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account cash or cash proceeds other than Collections (except, in limited circumstances, the deposit of immaterial amounts therein).

(i) Reporting Requirements. Airgas shall provide to the Administrator (in multiple copies, if requested by the Administrator) and each Purchaser Agent the following:

(i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of Airgas balance sheets of Airgas and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of Airgas and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of Airgas a copy of the annual report for such year for Airgas and its consolidated Subsidiaries containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

(iii) as to the Servicer only, as soon as available and in any event not later than the 16th Business Day after the last day of each calendar month, an Information Package as of the last day of such month or, if a Termination Event has occurred, within 10 Business Days of a request by the Administrator or any Purchaser Agent, an Information Package for such periods as is specified by the

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Administrator or such Purchaser Agent (including on a semi-monthly, weekly or daily basis);

(iv) as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of Airgas setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that Airgas sends to any of its security holders, and copies of all reports and registration statements that Airgas or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available;

(vi) promptly after the filing or receiving thereof, copies of all reports and notices that Airgas or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on Airgas and/or any such Affiliate;

(vii) at least thirty days before any change in Airgas’ or any Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(viii) promptly after Airgas obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between Airgas or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect; (B) litigation or proceeding adversely affecting such Person or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; or (C) litigation or proceeding relating to any Transaction Document;

(ix) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of Airgas and its Subsidiaries taken as a whole;

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(x) promptly after the occurrence thereof, notice of any downgrade of Airgas;

(xi) such other information respecting the Receivables or the condition or operations, financial or otherwise, of Airgas or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request; and

(xii) promptly after the occurrence thereof, notice of any material acquisition or investment by Airgas of or in any Person, business or operation.

(j) Bankruptcy Opinion. Airgas, including in its capacity as the Servicer, is as of the date hereof in compliance with and shall (and shall cause each Originator to) comply with each applicable material factual assumption set forth the opinion of counsel of Cahill Gordon & Reindel, LLP, dated the date hereof, with respect to bankruptcy matters.

(k) Post-closing Covenant. Notwithstanding anything to the contrary in this Agreement, within five (5) Business Days of the date hereof, Airgas shall use its commercially reasonable efforts to deliver to the Administrator copies of financing statement amendments to be filed and/or release or acknowledgement related to the financing statements listed on Schedule VIII, in each case in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent.

3. Separate Existence. Each of the Seller and Airgas hereby acknowledges that the Purchasers, the Purchaser Agents, the Administrator, the Liquidity Providers and the other Program Support Providers are entering into the transactions contemplated by the Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Airgas and its Affiliates. Therefore, from and after the date hereof, each of the Seller and Airgas shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Airgas and any other Person, and is not a division of Airgas, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Airgas shall take such actions as shall be required in order that:

(a) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

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(c) Not less than one member of the Seller’s Board of Directors shall be an individual who (A) has (1) prior experience as an independent director who satisfies the criteria set forth in clauses (A)(2), (B) and (C) (with respect to the entity for which such Person served as an independent director) for a corporation or limited liability company whose organizational documents required the unanimous consent of all independent directors thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more of AMACAR Group, L.L.C., Lord Securities Corporation or Global Securitization Services LLC (each, a “Securitization Management Provider”) or one or more other nationally recognized entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities (each, an “Other Management Provider”), (B) is employed by (x) a Securitization Management Provider, or (y) if no Securitization Management Provider is able to provide services to Seller in respect of the Independent Director, an Other Management Provider, and (C) is not, and has not been for a period of five years prior to his or her appointment as an Independent Director of the Seller: (1) a stockholder (whether direct, indirect or beneficial), customer, affiliate, associate, advisor or supplier of Airgas or any of its respective Affiliates, (2) a director, officer, employee, partner, manager, attorney or consultant of Airgas or any of its Affiliates (Airgas and its Affiliates other than the Seller being hereinafter referred to as the “Parent Group”), (3) a person related to any person referred to in clauses (1) or (2) above, (4) a person or other entity controlling or under common control with any such stockholder, partner, manager, customer, supplier, employee, officer or director or (5) a trustee, conservator or receiver for any member of the Parent Group (such an individual meeting the requirements set forth above, the “Independent Director”) (it being understood that, (i) as used in this paragraph (c), “control” means the possession directly or indirectly of the power to direct or cause the direction of management policies or activities of a person or entity whether through ownership of voting securities, by contract or otherwise, and (ii) neither AMACAR INVESTMENTS, L.L.C. (“AMACAR”) nor the Seller shall be deemed an Affiliate for purposes of this paragraph (c) and neither AMACAR, the Seller nor any employee thereof shall be deemed to be a stockholder of the Seller for purposes of clause (C)(1) above). The certificate of incorporation of the Seller shall provide: (i) for the same definition of “Independent Director” as set forth above, (ii) that the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clause (ii) of this sentence cannot be amended without the prior written consent of the Independent Director and the Administrator;

(d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Airgas or any Affiliate thereof;

(e) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any

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other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant to the Agreement. The Seller will not incur any material indirect or overhead expenses for items shared with Airgas (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Airgas shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(g) The Seller’s operating expenses will not be paid by Airgas or any other Affiliate thereof;

(h) All of the Seller’s business correspondence and other communications shall be conducted in the Seller’s own name and on its own separate stationery;

(i) The Seller’s books and records will be maintained separately from those of Airgas and any other Affiliate thereof;

(j) All financial statements of Airgas or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose corporation exists as a Subsidiary of Airgas, and (ii) the Originators have sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

(k) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of Airgas or any Affiliate thereof;

(l) The Seller will strictly observe corporate formalities in its dealings with Airgas or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of Airgas or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Airgas or any Affiliate thereof (other than Airgas in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Airgas or any Subsidiary or other Affiliate of Airgas. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the

Exh. IV-12

premium payable with respect to any insurance policy that covers the Seller and such Affiliate; and

(m) The Seller will maintain arm’s-length relationships with Airgas (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor Airgas will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and Airgas will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(n) Airgas shall not pay the salaries of Seller’s employees, if any.

(o) At all times that the Agreement is in effect, the Seller will provide for not less than ten (10) Business Days’ prior written notice to the Administrator of any removal, replacement or appointment of any director that is to serve as an Independent Director, such notice to include the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in the Agreement and the certificate of incorporation of the Seller.

Exh. IV-13

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) the Seller, Airgas, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for more than 30 days (or in the case of any covenant set forth in paragraph 2(e) of Exhibit IV, 15 days) after knowledge or notice thereof, (ii) the Seller, Airgas, any Originator or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement or the other Transaction Documents and such failure shall continue unremedied for two Business Days or (iii) Airgas shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator and the Majority Purchasers shall have been appointed;

(b) Airgas (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that Airgas (or such Affiliate) then has as Servicer;

(c) any representation or warranty made or deemed made by the Seller, Airgas or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, Airgas or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(d) the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for two Business Days;

(e) the Agreement or any Purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or first priority perfected security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;

(f) the Seller, Airgas or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Airgas or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in

Exh. V-1

the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Airgas or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(g) (i) (A) the Default Ratio shall exceed 4.0%, or (B) the Delinquency Ratio shall exceed 12.5% or (ii) the average for three most recent consecutive calendar months of (A) the Default Ratio shall exceed 3.0%, (B) the Delinquency Ratio shall exceed 11.0%, or (C) the Dilution Ratio shall exceed 5.2%;

(h) (i) a Change in Control shall occur with respect to Seller, any Originator or Airgas or (ii) any covenant set forth in paragraph 1(g) of Exhibit IV is not complied with;

(i) at any time (y) (i) the sum of (A) the Aggregate Investment plus (B) the Total Reserves, exceeds (ii) the sum of (A) the Net Receivables Pool Balance at such time plus (B) the Purchasers’ share of the amount of Collections then on deposit in the Blocked Accounts (other than amounts set aside therein representing Discount and Fees), and such circumstance shall not have been cured within three Business Days or (z) the Aggregate Investment shall exceed the Purchase Limit (such Purchase Limit shall be determined as of the date of the most recent Purchase), and such circumstance shall not have been cured within three Business Days;

(j) (i) Airgas or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $10,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(k) either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA, (ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims of $1,000,000 or more in the aggregate pursuant to the Internal Revenue Code with regard to any of the assets of Seller, any Originator, Airgas or any ERISA Affiliate and such lien shall have been filed and not released within 10 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, Airgas or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator,

Exh. V-2

Airgas or any ERISA Affiliate or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability in excess of $1,000,000 and such lien shall have been filed and not released within 10 days;

(l) (i) one or more final judgments for the payment of money shall be entered against the Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $20,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) consecutive days without a stay of execution;

(m) the “Purchase and Sale Termination Date” under and as defined in the Sale Agreement shall occur under the Sale Agreement, the Sale Agreement shall cease to be in full force and effect or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Sale Agreement; or Airgas shall fail to comply with any of the requirements of the Parent Undertaking Agreement or the Parent Undertaking Agreement shall for any reason cease to be in full force and effect;

(n) there shall have occurred (i) any event that materially and adversely impairs the ability of any Originator to originate Receivables of a credit quality that is at least as high as the credit quality of the Receivables in the Receivables Pool on the date hereof or (ii) any other event occurs that is reasonably likely to have a Material Adverse Effect;

(o) Moody’s, Fitch or Standard & Poor’s shall request any amendment, supplement or other modification of the Agreement or any other Transaction Document which is not made within 10 Business Days after the applicable Purchaser Agent has provided notice thereof to the parties hereto;

(p) the failure to file UCC financing statements and deliver local opinions, fully executed copies of the Blocked Account Agreements and UCC lien searches, each in form and substance satisfactory to each Purchaser Agent, within 30 days of the date hereof;

(q) the Seller shall fail to perform or observe any covenant or agreement set forth in Sections 3(c) or 3(o) of Exhibit IV; provided, however, that if the Independent Director ceases to qualify as an “Independent Director” as provided in Section 3(c) of Exhibit IV due to a reason other than any direct or indirect action by the Seller, the Servicer or any stockholder or beneficial interest holder in the Seller, officer, employee, or affiliate thereof, such failure may be cured by appointing another Independent Director in accordance with the provisions of Section 3(o) of Exhibit IV within seven (7) Business Days following the Seller’s or Airgas’ knowledge or notice of such non-qualification;

(r) [reserved];

(s) Seller, shall be required to register as an investment company within the meaning of the Investment Company Act of 1940, as amended; or

Exh. V-3

(t) any amendment, alteration or repeal of (i) the definition of “Independent Director” as set forth in the Seller’s certificate of incorporation or (ii) Sections 4.1, 4.5(c), 4.6, 4.7, 4.8 or 10.1 (or any other amendment, alteration or repeal that would have the effect of altering, amending or repealing the rights, duties or obligations of any person under such Section) of the Seller’s by-laws or Article Sixth of the certificate of incorporation of the Seller, in either case without the prior approval in writing of each Independent Director.

Exh. V-4

SCHEDULE II

BLOCKED ACCOUNT BANKS AND LOCK-BOX ACCOUNTS

Bank	DDA No.	Lock-Box No.

PNC Bank, National Association	8606074174 8606074182 8606074166 8606074158 8606074131 8606074123 8606074115 8606074318 8611720839 8606074772 8606074799 8606074203 8611726982	676015 532609 532625 917423 802588 802615 917427 802576 917430 676031 827049 917425 773225

Bank of Hawaii	0081-599467	5494

Wachovia Bank, National Association	2000030514506	951884
	2000030514519 2000030514522 2000030514535 2000030514962	951873 934402 934434 601985

Schedule II-1

SCHEDULE IIA

REMOVED BLOCKED ACCOUNT BANKS AND LOCK-BOX ACCOUNTS

Bank	Account No.	Lock-Box No.

The Huntington National Bank	01221104616

Arvest Bank	5012257

National-City Bank	0101212174

U.S. Bank, National Association	120400173510 182837011

Wells Fargo Bank	415959131 3000241078

Bank of America, N.A.	1489902403 0162016180 37500006270 9391154365 1100346 2078822 2373427732

Wachovia Bank, National Association	2000928069956

Union Planters Bank, N.A.	5700011600

Bremer Bank	63537

South Central Bank of Bowling Green, Inc.	040690-11

JPMorgan Chase Bank, N.A.	957083319	523414

Schedule IIA-1

SCHEDULE III

TRADE NAMES

None.

Schedule III-1

SCHEDULE IV

LOCATION OF RECORDS

Servicer	Location of Records

Airgas, Inc.	259 N. Radnor Chester Rd., Suite 100, Radnor, PA 19087

Seller

Radnor Funding Corp.	210 G Baynard Bldg. 3411 Silverside Rd. Wilmington, DE 19810

Originator

Airgas - East, Inc.	27 Northwestern Dr. Salem, NH 03079

Airgas-Great Lakes, Inc.	311 Columbus Ave. Bay City, MI 48708

Airgas - Intermountain, Inc.	4810 Vasquez Blvd. Denver, CO 80216

Airgas - Mid America, Inc.	2950 Industrial Dr. Bowling Green, KY, 42101

Airgas - Mid South, Inc.	31 N. Peoria Ave. Tulsa, OK, 74120

Airgas - Nor Pac, Inc.	11900 NE 95th St. Vancouver, WA 98682

Airgas - North Central, Inc.	10 West 4th St. Waterloo, IA 50701

Airgas - Northern California & Nevada, Inc.	6790 Florin Perkins Rd. Sacramento, CA, 95828

Airgas - South, Inc.	125 Townpark Dr, Suite 400 Kennesaw, GA, 30144-5880

Airgas-Southwest, Inc.	21 Waterway, Suite 550 The Woodlands, TX 77380

Airgas - West, Inc.	4007 Paramount Blvd. Lakewood, CA, 90712

Airgas Carbonic, Inc.	2530 Sever Rd., Suite 300 Lawrenceville, GA 30043

Airgas Merchant Gases, LLC	259 N. Radnor Chester Rd., Suite 100 Radnor, PA 19087

Airgas Safety, Inc.	128 Wharton Road Bristol, PA 19007

Airgas Specialty Gases, Inc.	2530 Sever Rd., Suite 300 Lawrenceville, GA 30043

Airgas Specialty Products, Inc.	2530 Sever Rd., Suite 300 Lawrenceville, GA 30043

National Welders Supply Company, Inc.	810 Gesco St. Charlotte, NC 28208

Nitrous Oxide Corp.	2530 Sever Rd., Suite 300 Lawrenceville, GA 30043

Schedule IV-1

SCHEDULE V

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in the Agreement, to induce the Administrator, each Program Administrator, the Purchaser Agents and the Purchaser to enter into the transactions contemplated by the Agreement and, in the case of Purchasers, to make the Purchases hereunder, the Seller hereby represents, warrants, and covenants to the Administrator, the Program Administrators, the Purchaser Agents and the Purchaser as to itself as follows, and the Servicer hereby represents, warrants and covenants to the Administrator, the Program Administrators, the Purchaser Agents and the Purchaser as to itself and Seller as follows on the date hereof and on each Distribution Date thereafter:

General

1. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Assets in favor of the Administrator, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Seller.

2. The Receivables constitute “accounts” within the meaning of the UCC.

3. The Blocked Accounts constitute “deposit accounts” under the UCC.

Creation

4. The Seller owns and has good and marketable title to the Receivables free and clear of any Adverse Claim, excepting only liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the lien attaches is not impaired during the pendency of such proceeding.

Perfection

5. The Seller has caused or will have caused, within ten days after the effective date of the Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables from the Originators to the Seller, and the security interest in the Receivables granted to the Administrator under the Agreement.

6. With respect to the Blocked Accounts, either:

(i) The Originators or the Seller have delivered to the Administrator a fully executed agreement pursuant to which each bank maintaining a Blocked Account has agreed to comply with all instructions originated by the Administrator directing

Schedule V-1

disposition of the funds in such Blocked Account without further consent by any Originator or the Seller; or

(ii) The Originators or the Seller have taken all steps necessary to cause the Administrator to become the account holder of each Blocked Account.

Priority

7. Other than the transfer of the Receivables to the Seller under the Sale Agreement and the security interest granted to the Administrator pursuant to the Agreement, neither the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or any Blocked Account. Neither the Seller nor any Originator has authorized the filing of, or is aware of any financing statements against the Seller or any Originator that include a description of collateral covering the Receivables or any Blocked Account other than any financing statement relating to the security interest granted to the Administrator under the Agreement or that has been terminated.

8. Neither the Seller nor the Servicer are aware of any judgment, ERISA or tax lien filings against either the Seller or any Originator.

9. The Blocked Accounts are not in the name of any person other than the Seller or the Administrator. The Seller has not consented to any bank maintaining a Blocked Account to comply with instructions of any Person other than the Administrator.

10. Survival of Perfection Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the Perfection Representations contained in this Schedule V shall be continuing, and remain in full force and effect until such time as all obligations under the Agreement have been finally and fully paid and performed.

11. No Waiver. The parties to the Agreement: (i) shall not, without obtaining the prior written consent of the Administrator, and providing Moody’s, Fitch and Standard & Poor’s with prompt written notice, waive any of the Perfection Representations; and (ii) shall provide Moody’s, Fitch and Standard & Poor’s with prompt written notice of any breach of the Perfection Representations, and shall not, without obtaining the prior written consent of the Administrator waive a breach of any of the Perfection Representations.

12. Servicer to Maintain Perfection and Priority. The Servicer covenants that, in order to evidence the interests of the Seller and the Administrator under the Agreement, Servicer shall take such action, or execute and deliver such instruments (other than effecting a Filing (as defined below) unless such Filing is effected in accordance with this paragraph) as may be necessary or advisable (including, without limitation, such actions as are requested by the Administrator), to maintain and perfect, as a first priority interest, the Administrator’s security interest in the Pool Assets. Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator to authorize (based in reliance on the opinion of counsel hereinafter provided for) the Servicer to file, all financing statements, amendments, continuations, initial financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Administrator’s

Schedule V-2

security interest in the Pool Assets as a first priority interest (each a “Filing”). Servicer shall present each such Filing to the Administrator together with (x) an opinion of counsel to the effect that such Filing is (i) consistent with grant of the security interest to the Administrator pursuant to the Agreement, (ii) satisfies all requirements and conditions to such Filing in the Agreement and (iii) satisfies the requirements for a Filing of such type under the UCC (or if the UCC does not apply, the applicable statute governing the perfection of security interests), and (y) a form of authorization for the Administrator’s signature. Upon receipt of such opinion of counsel and form of authorization, the Administrator shall promptly authorize in writing Servicer to, and Servicer shall, effect such Filing under the UCC without the signature of the Seller or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Document to the contrary, the Servicer shall not have any authority to effect a Filing without obtaining written authorization from the Administrator in accordance with this paragraph 15.

Schedule V-3

SCHEDULE VI

COMMITMENTS

Purchaser	Commitment

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Related Committed Purchaser for Victory	Commitment: $115,000,000

WORKING CAPITAL MANAGEMENT CO., LP, as a Conduit Purchaser and as Related Committed Purchaser for Working Capital	Commitment: $90,000,000

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK NEW YORK BRANCH, as Related Committed Purchaser for Atlantic	Commitment: $90,000,000

Schedule VI-1

SCHEDULE VII

ADDRESSES

Radnor Funding Corp.

210 G Baynard Bldg.

3411 Silverside Road

Wilmington, DE 19810

Attention: Melanie Andrews

Telephone: (302) 478-5221

Facsimile: (610) 225-3271

Airgas, Inc.

259 North Radnor-Chester Road, Suite 100

Radnor, PA 19087

Attention: Joe Sullivan

Telephone: (610) 902-6217

Facsimile: (610) 225-3271

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

New York Branch

1251 Avenue of the Americas

New York, NY 10020

Attention: Securitization Group

Telephone: (212) 782-4908

Facsimile: (212) 782-6448

Victory Receivables Corporation

c/o Global Securitization Services, LLC

114 West 47th Street, Suite 2310

New York, NY 10036

Attention: Frank Bilotta

Telephone: (212) 295-2777

Facsimile: (212) 302-8767

Working Capital Management Co., LP

c/o Mizuho Corporate Bank, Ltd.

1251 Avenue of the Americas

New York, NY 10020

Attention: Conduit Management Group

Telephone:	(212) 282-4998
(212) 282-3633
Facsimile:	(212) 282-4105

Schedule VII-1

Mizuho Corporate Bank, Ltd.

1251 Avenue of the Americas

New York, NY 10020

Attention: Conduit Management Group

Telephone:	(212) 282-4998
(212) 282-3633
Facsimile:	(212) 282-4105

Atlantic Asset Securitization LLC

c/o Credit Agricole Corporate and Investment Bank New York Branch

1301 Avenue of the Americas

New York, NY 10019

Attention: DCM Securitization

Telephone: (212) 261-7819

Facsimile: (212) 459-3258

Credit Agricole Corporate and Investment Bank New York Branch

1301 Avenue of the Americas

New York, NY 10019

Attention: DCM Securitization

Telephone: (212) 261-7819

Facsimile: (212) 459-3258

Schedule VII-2

ANNEX B

FORM OF PURCHASE NOTICE

[                 ,         ]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch 1251 Avenue of the Americas New York, New York 10020	Credit Agricole Corporate and Investment Bank, New York Branch 1301 Avenue of the Americas New York, New York 10019	Mizuho Corporate Bank Ltd. 1251 Avenue of the Americas New York, New York 10020

Ladies and Gentlemen:

Reference is hereby made to the Third Amended and Restated Receivables Purchase Agreement, dated as of March 17, 2010 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among Radnor Funding Corp. (the “Seller”), Airgas, Inc., as Servicer, Victory Receivables Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Atlantic Asset Securitization LLC, Credit Agricole Corporate and Investment Bank, Working Capital Management Co., LP, Mizuho Corporate Bank, Ltd., the various other members of each Purchaser Group from time to time a party thereto and The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch, as administrator (the “Administrator”). Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes an irrevocable written notice (“Purchase Notice”) pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided variable interest in a pool of receivables on [                 ,         ], for a purchase price of $[        ]. The Aggregate Investment after such purchase shall be $[        ]. Each Purchaser Group’s respective aggregate Investment is as follows:

Purchaser Group	Prior Investment (a)	Purchase (b)	Investment (a+b)
Victory
Atlantic
Working Capital
Total

Annex B-1

Seller hereby represents and warrants as of the date hereof, and as of the date of Purchase, as follows:

1. the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are true and correct on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates;

2. no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such purchase;

3. after giving effect to the purchase proposed hereby, the Purchased Interest will not exceed 100%, no Purchaser’s Investment will exceed its Commitment and the Aggregate Investment will not exceed the Purchase Limit; and

4. the Facility Termination Date has not occurred.

Annex B-2

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

RADNOR FUNDING CORP.

By:
Name:
Title:

Annex B-3

ANNEX C

FORM OF ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of [                 ,         ], is among RADNOR FUNDING CORP. (the “Seller”), The Bank of Tokyo Mitsubishi UFJ, Ltd., as Administrator, [            ], as a conduit purchaser (the “[            ]Conduit Purchaser”), [            ], as the related committed purchaser (the “[            ] Related Committed Purchaser” and together with the Conduit Purchaser, the “[            ] Purchasers”), and [            ], as agent for the Purchasers (the “[            ] Purchaser Agent” and together with the Purchasers, the “[            ] Purchaser Group”).

BACKGROUND

The Seller and various others are parties to that certain Third Amended and Restated Receivables Purchase Agreement, dated as of March 17, 2010 (as amended through the date hereof, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 1.2(e) of the Receivables Purchase Agreement. The Seller desires [the [        ] Purchasers] [the [            ] Related Committed Purchaser] to [become Purchasers under] [increase its existing Commitment under] the Receivables Purchase Agreement and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [            ] Purchasers agree to [become Purchasers thereunder] [increase its Commitment in an amount equal to the amount set forth as the “Commitment” under the signature of the [            ] Related Committed Purchaser hereto].

Seller hereby represents and warrants to the [            ] Purchasers as of the date hereof, as follows:

(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are true and correct on and as of such date as though made on and as of such date and shall be deemed to have been made on such date;

(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from the transactions contemplated hereby; and

(iii) the Facility Termination Date has not occurred.

SECTION 2. Upon execution and delivery of this Assumption Agreement by the Seller and each member of the [        ] Purchaser Group, satisfaction of the other conditions to assignment specified in Section 1.2(e) of the Receivables Purchase Agreement (including the consent of the Administrator and each of the other Purchasers party thereto) and receipt by the

Annex C-1

Administrator of counterparts of this Assumption Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [        ] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement] [the [            ] Related Committed Purchaser shall increase its Commitment in the amount set forth as the “Commitment” under the signature of the [            ] Related Committed Purchaser, hereto].

SECTION 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Notes issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.

SECTION 4. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Assumption Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Assumption Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(Signature Page Follows)

Annex C-2

IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement by their duly authorized officers as of the date first above written.

[ ], as a Conduit Purchaser

By:

Name Printed:

Title:

[ ], as a Related Committed Purchaser

By:

Name Printed:

Title:

[Address]

Commitment: $

[ ], as Purchaser Agent for [ ]

By:

Name Printed:

Title:

[Address]

Annex C-3

RADNOR FUNDING CORP., as Seller

By:

Name Printed:

Title:

Consented and Agreed:

THE BANK OF TOKYO MITSUBISHI, UFJ, LTD., NEW YORK BRANCH,

as Administrator

By:

Name Printed:

Title:

Consented and Agreed:

[THE PURCHASERS]

Annex C-4

ANNEX D

FORM OF TRANSFER SUPPLEMENT

Form of Transfer Supplement

with respect to

Radnor Funding Corp.

Receivables Purchase Agreement

[                 ,         ]

Section 1.

[Commitment assigned:	$
Assignor’s remaining Commitment:	$
Investment allocable to Commitment assigned:	$
Investment assigned:][1]	$
Assignor’s remaining Investment:	$
Discount (if any) allocable to Investment assigned:	$
Discount (if any) allocable to Assignor’s remaining Investment:	$

Section 2.

Effective Date of this Transfer Supplement: [ ]

Upon execution and delivery of this Transfer Supplement by transferee and transferor and the satisfaction of the other conditions to assignment specified in [Section 6.3(c)] [Section 6.3(e)] of the Receivables Purchase Agreement, from and after the effective date specified above, the transferee shall become a party to, and have the rights and obligations of a [Conduit Purchaser] [Related Committed Purchaser] under, the Third Amended and Restated Receivables Purchase Agreement, dated as of March 17, 2010 (as amended through the date hereof, the “Receivables Purchase Agreement”), among Radnor Funding Corp., Airgas, Inc. and various other parties.

ASSIGNOR:	[ ], as a [Related Committed Purchaser for [ ]] [Conduit Purchaser]

By:
Name:
Title

[1]	Bracketed language is only applicable to assignments by Related Committed Purchasers pursuant to Section 6.3(c).

Annex D-1

ASSIGNEE:	[ ], as a [Related Committed Purchaser for [ ]] [Conduit Purchaser]

By:
Name:
Title

[Address]
[Commitment Assigned][2]

Accepted as of date first above

written:

[                    ],

as Purchaser Agent for the

[            ] Purchaser Group

By:
Name:
Title:

[2]	Bracketed language is only applicable to assignments by Related Committed Purchasers pursuant to Section 6.3(c).

Annex D-2

ANNEX E

[RESERVED]

Annex E-1

ANNEX F

FORM OF PAYDOWN NOTICE

[DATE]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

New York Branch

1251 Avenue of the Americas

New York, NY 10020

Credit Agricole Corporate and Investment Bank New York Branch

1301 Avenue of the Americas

New York, NY 10019

Mizuho Corporate Bank, Ltd.

1251 Avenue of the Americas

New York, NY 10020

Ladies and Gentlemen:

Reference is hereby made to the Third Amended and Restated Receivables Purchase Agreement, dated as of March 17, 2010 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among Radnor Funding Corp. (“Seller”), Airgas, Inc., as Servicer, Victory Receivables Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, Atlantic Asset Securitization LLC, Credit Agricole Corporate and Investment Bank New York Branch, Working Capital Management Co., LP, Mizuho Corporate Bank Ltd. and the various other members of each Purchaser Groups from time to time a party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrator (in such capacity, the “Administrator”). Capitalized terms used in this Paydown Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Paydown Notice pursuant to Section 1.4(f)(i) of the Receivables Purchase Agreement. Seller desires to reduce the Aggregate Investment on                     ,      by3 the application of $         in cash to pay the Aggregate Investment and Discount to accrue (until such cash can be used to pay commercial paper notes) with respect to such Aggregate Investment, together with all cost related to such reduction of Aggregate Investment. Such amount shall be applied in accordance with Section 1.4(f)(iii) of the Receivables Purchase Agreement. The aggregate Investment of Atlantic’s Purchaser Group after such reduction shall be [$        ], the aggregate Investment of Victory’s Purchaser Group after such reduction shall

[3]

Notice must be given at least five Business Days’ prior to the requested paydown date, in the case of reductions in excess of $30,000,000, or at least two Business Days prior to the requested paydown date, in case of reductions of $30,000,000 or less.

Annex F-1

be [$ ] and the aggregate Investment of Working Capital’s Purchaser Group after such reduction shall be [$ ].

Annex F-2

IN WITNESS WHEREOF, the undersigned has caused this Paydown Notice to be executed by its duly authorized officer as of the date first above written.

RADNOR FUNDING CORP.

By:
Name:
Title:

Annex F-3